EXHIBIT 99.2

Quarterly Supplemental Information
June 30, 2020

Corporate Headquarters	Institutional Analyst Contact	Investor Relations
5565 Glenridge Connector, Suite 450	Telephone: 770.418.8592	Telephone: 866.354.3485
Atlanta, GA 30342	research.analysts@piedmontreit.com	investor.services@piedmontreit.com
Telephone: 770.418.8800		www.piedmontreit.com

Piedmont Office Realty Trust, Inc.
Quarterly Supplemental Information

Notice to Readers:
Please refer to page 47 for a discussion of important risks related to the business of Piedmont Office Realty Trust, Inc., as well as an investment in its securities, including risks that could cause actual results and events to differ materially from results and events referred to in the forward-looking information. Considering these risks, uncertainties, assumptions, and limitations, the forward-looking statements about leasing, financial operations, leasing prospects, acquisitions, dispositions, etc. contained in this quarterly supplemental information report may differ from actual results.

Certain prior period amounts have been reclassified to conform to the current period financial statement presentation. In addition, many of the schedules herein contain rounding to the nearest thousands or millions and, therefore, the schedules may not total due to this rounding convention.
To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this report contains certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, AFFO, Same Store NOI, Property NOI, EBITDAre and Core EBITDA. Definitions and reconciliations of these non-GAAP measures to their most comparable GAAP metrics are included beginning on page 39. Each of the non-GAAP measures included in this report has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this report may not be comparable to similarly titled measures disclosed by other companies, including other REITs. The Company may also change the calculation of any of the non-GAAP measures included in this report from time to time in light of its then existing operations.

In certain presentations herein, the Company has provided disaggregated financial and operational data (for example, some pieces of information are displayed by geography, industry, or lease expiration year) for informational purposes for readers; however, regardless of the various presentation approaches taken herein, we continue to evaluate and utilize our consolidated financial results in making operating decisions, allocating resources, and assessing our performance.

Piedmont Office Realty Trust, Inc.
Corporate Data

Piedmont Office Realty Trust, Inc. (also referred to herein as "Piedmont" or the "Company") (NYSE: PDM) is an owner, manager, developer, redeveloper and operator of high-quality, Class A office properties in select sub-markets located primarily within seven major Eastern U.S. office markets, with approximately half of its revenue generated from the Sunbelt. Its geographically-diversified, approximately $5 billion portfolio is comprised of approximately 17 million square feet (as of the date of release of this report). The Company is a fully-integrated, self-managed real estate investment trust ("REIT") with local management offices in each of its markets and is investment-grade rated by Standard & Poor’s and Moody’s. At the end of the second quarter of 2020, approximately 63% of the Company's portfolio was Energy Star certified and approximately 41% was LEED certified. Piedmont is headquartered in Atlanta, GA.

This data supplements the information provided in our reports filed with the Securities and Exchange Commission and should be reviewed in conjunction with such filings.

	As of	As of
	June 30, 2020	December 31, 2019
Number of consolidated office properties (1) (2)	57	55
Rentable square footage (in thousands) (1) (2)	17,164	16,533
Percent leased (2) (3)	88.6%	89.7%
Capitalization (in thousands):
Total debt - principal amount outstanding (excludes premiums, discounts, and deferred financing costs)	$1,628,245	$1,488,687
Equity market capitalization (4)	$2,093,279	$2,797,423
Total market capitalization (4)	$3,721,524	$4,286,110
Total debt / Total market capitalization (4)	43.8%	34.7%
Average net debt to Core EBITDA	6.2 x	5.4 x
Normalized average net debt to Core EBITDA (5)	5.6 x
Total debt / Total gross assets	34.2%	32.5%
Common stock data:
High closing price during quarter	$19.97	$22.44
Low closing price during quarter	$13.60	$20.32
Closing price of common stock at period end	$16.61	$22.24
Weighted average fully diluted shares outstanding during quarter (in thousands)	126,500	126,359
Shares of common stock issued and outstanding at period end (in thousands)	126,025	125,783
Annual regular dividend per share (6)	$0.84	$0.84
Rating / Outlook:
Standard & Poor's	BBB / Stable	BBB / Stable
Moody's	Baa2 / Stable	Baa2 / Stable
Employees	138	134

(1)	As of June 30, 2020, our consolidated office portfolio consisted of 57 properties. During the first quarter of 2020, we acquired One Galleria Tower, Two Galleria Tower and Three Galleria Tower, three office buildings comprised of 1,435,000 square feet in total, along with a 1.9 acre developable land parcel, located in Dallas, TX. During the second quarter of 2020, we sold 1901 Market Street, an 801,000 square foot office building located in Philadelphia, PA.
(2)
This measure is presented for our consolidated office properties and the metric for December 31, 2019, has been restated to include one redevelopment property that was placed back into service on January 1, 2020. The redevelopment property is Two Pierce Place, a 484,000 square foot office building located in Itasca, IL.

(3)
Calculated as square footage associated with commenced leases plus square footage associated with executed but uncommenced leases for vacant spaces, divided by total rentable square footage, all as of the relevant date, expressed as a percentage. Please refer to page 27 for additional analyses regarding Piedmont's leased percentage.

(4)	Reflects common stock closing price, shares outstanding and outstanding debt as of the end of the reporting period, as appropriate.
(5)
The average net debt to Core EBITDA ratio temporarily increased in early 2020 with the purchase of Dallas Galleria Office Towers using debt which was subsequently repaid with the sale of 1901 Market Street in Philadelphia, PA. The sale of 1901 Market Street did not close until late June 2020. Because our reported average net debt to Core EBITDA calculation is time-weighted, the positive effects of the sale of 1901 Market Street on this metric primarily due to the related reduction in outstanding debt are only marginally reflected in the measure for the period ended June 30, 2020. In order to disclose the anticipated effect of the sale of the asset on the metric for a full quarter, we calculated a normalized average net debt to Core EBITDA ratio. This normalized calculation starts with the Company's reported average net debt to Core EBITDA for the second quarter of 2020 and incorporates pro forma adjustments: 1) to remove the Core EBITDA contribution from 1901 Market Street to the Company's quarterly Core EBITDA and 2) to include the debt reductions related to the asset sale as if they occurred on April 1, 2020. The reduction to Core EBITDA for the second quarter of 2020 was $5,317,000 and the reduction to average net debt was $285,088,000.

(6)	Total of the regular dividends per share for which record dates occurred over the prior four quarters.

Piedmont Office Realty Trust, Inc.
Investor Information

Corporate
5565 Glenridge Connector, Suite 450
Atlanta, Georgia 30342
770.418.8800
www.piedmontreit.com

Executive Management

C. Brent Smith	Robert E. Bowers	Edward H. Guilbert, III	Christopher A. Kollme
Chief Executive Officer, President	Chief Financial and Administrative Officer	Executive Vice President, Finance,	Executive Vice President,
and Director	and Executive Vice President	Assistant Secretary and Treasurer	Finance & Strategy
Investor Relations Contact

Laura P. Moon	Joseph H. Pangburn	Thomas R. Prescott	Alex Valente
Chief Accounting Officer and	Executive Vice President,	Executive Vice President,	Executive Vice President,
Senior Vice President	Southwest Region	Midwest Region	Southeast Region

George Wells	Robert K. Wiberg
Executive Vice President,	Executive Vice President,
Real Estate Operations	Northeast Region and Head of Development

Board of Directors

Frank C. McDowell	Dale H. Taysom	Kelly H. Barrett	Wesley E. Cantrell
Director, Chairman of the Board of Directors,	Director, Vice Chairman of the	Director, Chair of the Audit Committee,	Director, Chair of the Governance
Chair of the Compensation Committee, and	Board of Directors, and Member of the	and Member of the Governance Committee	Committee, and Member of the
Member of the Audit and Governance Committees	Audit and Capital Committees		Compensation Committee

Glenn G. Cohen	Barbara B. Lang	C. Brent Smith	Jeffery L. Swope
Director and Member of the Audit Committee	Director and Member of the Compensation	Chief Executive Officer, President	Director, Chair of the Capital
	and Governance Committees	and Director	Committee, and Member of the
Compensation Committee

Transfer Agent	Corporate Counsel

Computershare	King & Spalding
P.O. Box 30170	1180 Peachtree Street, NE
College Station, TX 77842-3170	Atlanta, GA 30309
Phone: 866.354.3485	Phone: 404.572.4600

Piedmont Office Realty Trust, Inc.
Financial Highlights
As of June 30, 2020

Financial Results (1)

Net income attributable to Piedmont for the quarter ended June 30, 2020 was $192.4 million, or $1.52 per share (diluted), compared to $8.2 million, or $0.06 per share (diluted), for the same quarter in 2019. Net income attributable to Piedmont for the six months ended June 30, 2020 was $201.1 million, or $1.59 per share (diluted), compared to $58.4 million, or $0.46 per share (diluted), for the same period in 2019. The increase in net income attributable to Piedmont for the three months and the six months ended June 30, 2020 when compared to the same periods in 2019 was principally due to the larger amount of net gains recorded in 2020 when compared to 2019 attributable to real estate asset and related debt transactions completed during the respective periods. In addition, 2020 results increased due to higher revenues in 2020 when compared to 2019 related to accrual basis rental rate increases associated with recent leasing activity across the portfolio as well as accretive capital recycling activities over the prior year. Partially offsetting the increase in net income attributable to Piedmont were higher amortization and depreciation expenses in 2020 when compared to 2019 attributable to over $720 million of acquisitions completed since the beginning of 2019.

Funds from operations (FFO) for the quarter ended June 30, 2020 was $52.3 million, or $0.41 per share (diluted), compared to $51.3 million, or $0.41 per share (diluted), for the same quarter in 2019. FFO for the six months ended June 30, 2020 was $112.1 million, or $0.89 per share (diluted), compared to $107.6 million, or $0.85 per share (diluted), for the same period in 2019. The increase in FFO for the three months and the six months ended June 30, 2020 when compared to the same periods in 2019 was principally the result of growth in revenue attributable to accrual basis rental rate increases associated with recent leasing activity across the portfolio as well as accretive capital recycling activities over the prior year, partially offset by a loss on the early extinguishment of debt recorded in 2020 as a result of the sale of 1901 Market Street in Philadelphia, PA and the repayment of the associated mortgage.

Core funds from operations (Core FFO) for the quarter ended June 30, 2020 was $61.6 million, or $0.49 per share (diluted), compared to $54.5 million, or $0.43 per share (diluted), for the same quarter in 2019. Core FFO for the six months ended June 30, 2020 was $121.5 million, or $0.96 per share (diluted), compared to $110.8 million, or $0.88 per share (diluted), for the same period in 2019. The increase in Core FFO for the three months and the six months ended June 30, 2020 when compared to the same periods in 2019 was primarily attributable to accrual basis rental rate increases associated with recent leasing activity across the portfolio as well as accretive capital recycling activities over the prior year.

Adjusted funds from operations (AFFO) for the quarter ended June 30, 2020 was $45.0 million, compared to $42.4 million for the same quarter in 2019. AFFO for the six months ended June 30, 2020 was $63.5 million, compared to $94.1 million for the same period in 2019. The increase in AFFO for the three months ended June 30, 2020 when compared to the same period in 2019 was primarily attributable to the same items described above for changes in Core FFO. The decrease in AFFO for the six months ended June 30, 2020 when compared to the same period in 2019 was primarily due to a greater amount of non-incremental capital expenditures during the first quarter of 2020 related to the large amount of recently executed new and renewal leases in our portfolio, including the 20-year lease renewal with the State of New York at 60 Broad Street in New York, NY, for which leasing commissions totaling $16.1 million were paid during the first quarter.

Update Related to COVID-19

During the second quarter of 2020, our buildings remained open and fully operational for our tenants, many of whom have the need for essential employees to continue to work in our buildings. As of June 2020, tenant occupancy per building varied, ranging up to 30% of our normal tenant population on any given day. The highest space utilization rate was observed at our properties located in Sunbelt markets.

We feel fortunate to have duration and durability in the cash flow generated by our tenant base. The majority of our tenants are of investment grade quality, and our in place leases have a weighted average lease term remaining of over 6 years. Only approximately 1% of our revenues are related to retail tenants and approximately 2% of our 2020 budgeted revenues are associated with the co-working sector, both of which have been particularly hard hit by the economic effects of the pandemic. Additionally, only approximately 1% of our annual revenues comes from transient parking.

(1)
FFO, Core FFO and AFFO are supplemental non-GAAP financial measures. See page 39 for definitions of these non-GAAP financial measures, and pages 15 and 41 for reconciliations of FFO, Core FFO and AFFO to Net Income.

As a result of our diversification, limited exposure to the sectors of the economy most impacted by the pandemic and strong tenant credit profile, we have collected approximately 99% of the rents that were due for April, May and June based on contractual lease terms. However, our tenant base is not immune from the economic effects of the pandemic. During the quarter, we received requests from a small number of our tenants, predominantly from those operating in the retail, hospitality, travel, consulting and co-working sectors, for some type of rent relief. To date, of the approximately 1,000 leases in our portfolio, we have entered into rent relief agreements with approximately 50 tenants. The rent relief agreements were entered into with tenants occupying approximately 4% of the square footage in our portfolio. A total of approximately $4.5 million of rental obligations was addressed in the rent relief arrangements ($3.6 million of which was related to second quarter receipts) with the preponderance being rent deferrals, with an average deferral period of between 3 and 4 months with repayment occurring late in 2020 or in 2021 with interest.

As a result of COVID-19's impact on our tenants' operations, Piedmont undertook a review of outstanding tenant receivables, including assessing the collectability risk associated with the receivables, as well as evaluated the possibility that future financial duress may be suffered by some portion of the Company’s tenant base. Given the unique nature of the pandemic and the associated impact on the economy and the businesses of our tenants, Piedmont recorded approximately $1.8 million in charges against rental revenue in recognition of an increase in collectibility risk. Furthermore, as a precautionary measure, the Company also established an approximately $5 million general reserve for potential future losses, which is approximately 1% of the Company’s Annualized Lease Revenue. The Company will continue to reassess the reserve and make adjustments to the reserve as it deems appropriate.

Regarding Piedmont’s liquidity and capitalization, management believes the Company has sufficient liquidity and capital capacity to withstand the effects of the economic slowdown associated with COVID-19 and will be able to meet all of its financial obligations, including the servicing of its debt, as well as to meet all of its debt covenants, each with a significant buffer to the relevant threshold. Piedmont is in a strong balance sheet position, with over $30 million in cash and full availability under our $500 million line of credit. As of June 30, 2020, our debt to gross assets ratio was approximately 34%.

The COVID-19 pandemic had only a limited impact on the Company’s overall results during the first half of 2020. However, we do expect the coronavirus pandemic to continue to impact our tenants' operations and financial results and their ability to pay their lease obligations during the third quarter and potentially beyond. The short-term financial impacts caused by the pandemic on 2020 results are yet to be fully realized and will depend upon how long the economic disruption associated with the pandemic lasts. Leasing activity has slowed and will likely continue to delay some of the expected growth in the portfolio; some additional tenants, most likely small businesses, may ask for some additional rent deferrals; and a few tenant improvements and redevelopment projects will be delayed. Because the ultimate impact to the Company's financial performance will depend upon how long the economic disruption associated with the pandemic lasts, we are not providing financial guidance at the present time; we will provide revised guidance once the depth and duration of the disruption becomes more clear.

Operations and Leasing

As of June 30, 2020, Piedmont had 57 in-service office properties located primarily in seven major office markets in the eastern portion of the United States, with approximately half of our revenue coming from Sunbelt markets. On a square footage leased basis, our total in-service office portfolio was 88.6% leased as of June 30, 2020, as compared to 89.7% at December 31, 2019 (restated to include one out-of-service asset, Two Pierce Place in Itasca, IL, which was placed back into service on January 1, 2020). A main contributor to the reduction in leased percentage as of June 30, 2020 was the sale of the 100% leased 1901 Market Street in Philadelphia, PA, during the second quarter of 2020. Please refer to page 27 for additional leased percentage information.

The weighted average remaining lease term of our in-service portfolio was 6.3 years(1) as of June 30, 2020 as compared to 7.0 years at December 31, 2019. A contributor to the reduction in weighted average remaining lease term was the sale of 1901 Market Street in Philadelphia, PA, an 801,000 square foot, fully-leased building with approximately 13 years of lease term remaining. Our weighted average adjusted Annualized Lease Revenue(2) per square foot for our in-service portfolio was $36.17 as of June 30, 2020.

During the three months ended June 30, 2020, the Company completed approximately 271,000 square feet of leasing activity. Of the total leasing activity completed during the quarter, we signed renewal leases for approximately 259,000 square feet. During the six months ended June 30, 2020, the Company completed approximately 688,000 square feet of leasing activity, of which approximately 132,000 square feet was related to new tenant leases. The average committed capital for tenant improvements and leasing commissions per square foot per year of lease term for all leasing activity completed during the six months ended June 30, 2020 (net of commitment expirations during the period) was $5.28 (see page 33).

(1)
Remaining lease term (after taking into account leases for vacant spaces which had been executed but not commenced as of June 30, 2020) is weighted based on Annualized Lease Revenue, as defined on page 39.

(2)	Annualized Lease Revenue is adjusted for buildings at which tenants pay operating expenses directly to include such operating expenses as if they were paid by the Company and reimbursed by the tenants as under a typical net lease structure, thereby incorporating the effective gross rental rate for those buildings.

Of the 271,000 square feet of leases executed during the three months ended June 30, 2020, five leases were greater than 10,000 square feet at our office properties. Information on those leases is set forth below.

Tenant	Property	Market	Square Feet Leased	Expiration Year	Lease Type
Brother International Corporation	200 Bridgewater Crossing	New York	101,724	2026	Renewal
RGN-South East, LLC	Glenridge Highlands One	Atlanta	25,332	2023	Renewal
CareerStaff Unlimited, LLC	Las Colinas Corporate Center I	Dallas	17,462	2026	Renewal / Expansion
Merrill Lynch, Pierce, Fenner & Smith Inc.	Galleria 300	Atlanta	11,817	2025	Renewal / Contraction
Buck Global, LLC	Galleria 100	Atlanta	11,402	2026	Renewal

At the end of the second quarter of 2020, there was one tenant whose lease individually contributed greater than 1% in Annualized Lease Revenue expiring during the eighteen month period following June 30, 2020. Information regarding the leasing status of the space associated with this tenant's lease is presented below.

Tenant	Property	Property Location	Net Square Footage Expiring	Net Percentage of Current Quarter Annualized Lease Revenue Expiring (%)	Expiration	Current Leasing Status
City of New York	60 Broad Street	New York, NY	313,022	2.9%	In Holdover	The tenant is currently in holdover. The Company is in advanced discussions with the tenant regarding a lease renewal.

Future Lease Commencements and Abatements

As of June 30, 2020, our overall leased percentage was 88.6% and our economic leased percentage was 81.1%. The difference between overall leased percentage and economic leased percentage is attributable to two factors:

1)leases which have been contractually entered into for currently vacant spaces but have not yet commenced (amounting to 348,733 square feet of leases as of June 30, 2020, or 2.0% of the portfolio); and
2)leases which have commenced but are within rental abatement or deferral periods (amounting to 1,122,142 square feet of leases as of June 30, 2020, or a 5.5% impact to leased percentage on an economic basis).

The gap between reported leased percentage and economic leased percentage will fluctuate over time as (1) new leases are signed for vacant spaces, (2) abatements and deferrals associated with existing or newly executed leases commence and expire, and/or (3) properties are bought and sold. See below for more detail on existing large leases with abatements and deferrals. The gap this quarter between reported leased percentage and economic leased percentage increased by approximately 2.3% as a result of COVID-related rent relief (primarily rent deferrals).

Piedmont has leases with many large corporate office space users. The average size of lease in the Company's portfolio is approximately 20,000 square feet. Due to the large size and length of term of new leases, Piedmont typically signs leases several months in advance of their anticipated lease commencement dates. Presented below is a schedule of uncommenced leases greater than 50,000 square feet and their anticipated commencement dates. Lease renewals are excluded from this schedule.

Tenant	Property	Property Location	Square Feet Leased	Space Status	Estimated Commencement Date	New / Expansion
Amazon.com Services, Inc.	One Galleria Tower	Dallas, TX	81,628	Vacant	Q3 2020	New
WeWork Companies Inc.	200 South Orange Avenue	Orlando, FL	71,344	Vacant	Late 2021 (1)	New
salesforce.com	5 Wall Street	Burlington, MA	51,913	Not Vacant	Q3 2021	New

(1)	In the construction permitting process, the tenant has been required by the local government to make modifications to its space plans resulting in a delay of the receipt of construction permits.

New leases frequently provide rental abatement concessions to tenants and these abatements typically occur at the beginning of the leases. Additionally, the Company has recently entered into rent deferral agreements with some tenants as a result of COVID-19's impact on their financial operations. The currently reported cash net operating income and AFFO understate the Company's long-term cash generation ability from existing signed leases due to several leases being in abatement or deferral periods. Presented below is a schedule of leases with abatements or deferrals of 50,000 square feet or greater that are either currently under abatement or deferral or will be so within the next twelve months. (1)

Abatements

Tenant	Property	Property Location	Abated Square Feet	Lease Commencement Date	Remaining Abatement Schedule	Lease Expiration
Transocean Offshore Deepwater Drilling, Inc.	Enclave Place	Houston, TX	300,906	Q4 2019	Commencement through April 2021	Q2 2036
Advanced Micro Devices, Inc.	90 Central Street	Boxborough, MA	107,244	Q1 2021	January through March 2021	Q1 2028

COVID-19 - Related Rent Deferrals

Tenant	Property	Property Location	Square Feet	Deferral Terms	Repayment Schedule	Lease Expiration
Travelport, LP	Galleria 300	Atlanta, GA	123,193	April through June 2020 (2)	October 2020 through March 2021 (2)	Q1 2025
Ansira Partners, Inc.	Three Galleria Tower	Dallas, TX	88,084	May through July 2020 (3)	December 2020 or January through December 2021 (3)	Q4 2028
Neovia Logistics, LP	Las Colinas Corporate Center II	Irving, TX	54,682	May through July 2020 (4)	December 2020 or January through December 2021 (4)	Q2 2024

Financing and Capital Activity

Among Piedmont's stated strategic objectives is to harvest capital through the disposition of non-core assets and assets in which the Company believes the value potential during its ownership has been reached and to use the sale proceeds to:
•invest in real estate assets with higher overall return prospects and/or strategic merits in one of our identified operating markets where we have a significant operating presence with a competitive operating advantage and that otherwise meet our strategic criteria;
•reduce leverage levels by repaying outstanding debt; and/or
•repurchase Company stock when it is believed to be trading at a significant discount to NAV.
Information on the Company's recent accomplishments in furtherance of its strategic objectives is presented below.

Dispositions
On June 25, 2020, Piedmont completed the sale of 1901 Market Street, a 45-story, 100% leased, 801,000 square foot office building, located in Philadelphia, PA, for $360.0 million, or approximately $450 per square foot. The sale allowed the Company to exit a non-strategic market and an asset in which it believed the value potential during its ownership period had been realized. The Company recorded a $191 million gain on the sale of the asset; however, for federal tax purposes, the sale proceeds from 1901 Market Street were deemed reinvested during the first quarter of 2020 into the Dallas Galleria Office Towers through a reverse 1031 exchange investment structure, eliminating the need for a special distribution of the large capital gain. The sale proceeds from 1901 Market Street were redeployed strategically into one of the Company's operating markets and an investment providing both a higher yield and stronger growth prospects. As a result of the sale, approximately 96% of Piedmont's Annualized Lease Revenue is generated from its seven operating markets, with approximately 50% of its Annualized Lease Revenue coming from Sunbelt markets. The Company initially used funds drawn from its line of credit to complete the purchase of the Dallas Galleria Office Towers in the first quarter of 2020 in advance of the sale of 1901 Market Street. Once proceeds from the sale of 1901 Market Street were available in the second quarter of 2020, the Company paid off a $160 million mortgage associated with the property and it repaid all amounts outstanding on its revolving line of credit; additional detail on the debt repayments can be found under the Finance heading below.

(1)	The State of New York lease does not contain any rental abatement provisions. The tenant's space will be reconstructed over a period of approximately four years. During the construction period, the tenant will not be required to pay rental charges for certain spaces that are under construction and not usable by the tenant. The amount of space for which the tenant will not be required to pay rent will vary over time and is expected to average approximately 80,000 square feet over the construction time period.
(2)	Travelport, LP will fully repay deferred charges in six installments at 0% interest over the 6-month period from October 2020 through March 2021. As a condition to completing the rent deferral with no interest charges, the tenant also extended its lease by one month.
(3)	Ansira Partners, Inc. will either fully repay deferred charges on or before December 31, 2020 at 0% interest or it will pay monthly installments over the period of January through December 2021, at 6% interest.
(4)	Neovia Logistics, LP will either fully repay deferred charges on or before December 31, 2020 at 0% interest or it will pay monthly installments over the period of January through December 2021, at 6% interest. As a condition to completing the rent deferral, the tenant increased its security deposit.

Acquisitions
There were no acquisitions completed during the quarter ended June 30, 2020.

For additional information on acquisitions and dispositions completed over the previous eighteen months, please refer to page 37.

Development / Redevelopment
During the fourth quarter of 2019, Piedmont commenced an approximately $18.5 million redevelopment of 200 South Orange Avenue in Orlando, FL. The project will allow the Company to reposition the property, creating a premier environment for downtown office tenants - vibrant, inviting, communal and modern. The redevelopment plan includes a redesigned lobby and entry experience, an energized outdoor park, the addition of new food and beverage options, an upgraded conference center, a tenant lounge, and a new crown lighting system. As of June 30, 2020, the project remained on schedule and within budget.

Additional detail on the Company's developable land parcels, all of which are located adjacent to existing Piedmont properties, as well as information on current redevelopment projects, can be found on page 38.

Finance
During the second quarter of 2020, Piedmont completed the sale of 1901 Market Street in Philadelphia, PA, and used the net sale proceeds to repay debt. Specifically, the Company repaid a $160 million mortgage secured by the sold property as well as the entire outstanding balance on its $500 million unsecured line of credit. As a result of the debt repayment, Piedmont has full availability on its $500 million unsecured line of credit and only one remaining $28.2 million mortgage (over 98% of its debt is now unsecured and approximately 99% of its Annualized Lease Revenue is now unencumbered). The Company's total debt outstanding amounts to $1.6 billion as of the end of the second quarter of 2020, with a normalized average net debt to Core EBITDA ratio of 5.6 x. (1)

As of June 30, 2020, our ratio of total debt to total gross assets was 34.2%, and the same measure at December 31, 2019 was 32.5%. This debt ratio is based on total principal amount outstanding for our various loans as of the relevant measurement date.

As of June 30, 2020, our average net debt to Core EBITDA ratio was 6.2 x (our normalized average net debt to Core EBITDA ratio was 5.6 x(1)), and the same measure at December 31, 2019 was 5.4 x.

Stock Repurchase Program
No repurchases of the Company's common stock were completed during the first half of 2020. During 2019, the Company repurchased approximately 0.7 million shares at an average price of $17.14 per share, or approximately $12.5 million in aggregate (before the consideration of transaction costs). As of quarter end, Board-approved capacity remaining for additional repurchases totaled $200 million under the stock repurchase plan. Repurchases of stock under the program are made at the Company's discretion and are dependent on market conditions, the discount to estimated net asset value, other investment opportunities and other factors that the Company deems relevant.

Dividend
On April 29, 2020, the Board of Directors of Piedmont declared a dividend for the second quarter of 2020 in the amount of $0.21 per common share outstanding to stockholders of record as of the close of business on May 29, 2020. The dividend was paid on June 19, 2020.

(1)
The average net debt to Core EBITDA ratio temporarily increased in early 2020 with the purchase of Dallas Galleria Office Towers using debt which was subsequently repaid with the sale of 1901 Market Street in Philadelphia, PA. The sale of 1901 Market Street did not close until late June 2020. Because our reported average net debt to Core EBITDA calculation is time-weighted, the positive effects of the sale of 1901 Market Street on this metric primarily due to the related reduction in outstanding debt are only marginally reflected in the measure for the period ended June 30, 2020. In order to disclose the anticipated effect of the sale of the asset on the metric for a full quarter, we calculated a normalized average net debt to Core EBITDA ratio. This normalized calculation starts with the Company's reported average net debt to Core EBITDA for the second quarter of 2020 and incorporates pro forma adjustments: 1) to remove the Core EBITDA contribution from 1901 Market Street to the Company's quarterly Core EBITDA and 2) to include the debt reductions related to the asset sale as if they occurred on April 1, 2020. The reduction to Core EBITDA for the second quarter of 2020 was $5,317,000 and the reduction to average net debt was $285,088,000.

Subsequent Events
On July 29, 2020, the Board of Directors of Piedmont declared a dividend for the third quarter of 2020 in the amount of $0.21 per common share outstanding to stockholders of record as of the close of business on August 28, 2020. The dividend is expected to be paid on September 18, 2020.

Guidance for 2020

Since the duration and severity of the COVID-19 pandemic and the longer-term consequences on the economy and our tenants continue to be unknown, the Company is not providing guidance for 2020 at this time. Notwithstanding the economic backdrop, Piedmont has a strong, diversified tenant base, a majority of which is investment grade quality. Consequently, the Company has collected 99% of billed tenant receivables for the second quarter of 2020, which is net of approximately $3.6 million of tenant cash receipts that have been deferred until later in 2020 or 2021.
Additionally, the Company has a prudent balance sheet with excellent liquidity, including approximately $30 million in cash and the full availability under its $500 million line of credit at June 30, 2020 and no debt maturities until late 2021. Despite the widespread impacts of the COVID-19 pandemic on the global economy, the Company currently anticipates that its overall leased percentage and expected 2020 financial performance will not be severely impacted by the pandemic.
While it is not providing guidance for 2020, the Company is providing additional information regarding performance year-to-date, identified trends and its current expectations for how the pandemic could impact performance for the year when compared to its original expectations for the year:
•New tenant leasing activity slowed during the second quarter. Although new tenant prospects have increased, particularly in Sunbelt markets, the Company believes this slow trend will continue throughout the third quarter, likely pushing all “new tenant” leasing goals out several months, which will modestly lower our originally anticipated net operating income (“NOI”) for 2020 by approximately $5 million, and lower our originally anticipated year end leased percentage.
•Much of Piedmont’s customary transient parking income will not be received during the third quarter and results will be similar to those for the second quarter; NOI from transient parking is estimated to be lower by approximately $2 million for the year.
•With respect to retail tenant income, which amounted to about 1% of the Company’s originally budgeted 2020 revenues, overall retail NOI is currently projected to be approximately $2 million lower than original expectations.
•In addition to the above, during the second quarter, the Company took an approximate charge of $1.8 million against rental revenue in recognition of an increase in collectibility risk. Further, as a precautionary measure, the Company established an approximately $5 million general reserve for potential future losses, which is approximately 1% of its Annualized Lease Revenue.
•With lower active occupancy levels in our buildings, the Company expects its portion of operating expense savings to amount to $1 to $2 million for the year.
•Due to lower interest rates and a delay in anticipated financing activity for the year, the Company expects interest expense savings of approximately $5 million.
•While the Company is not aware of other tenant situations that would indicate material reductions in collections in 2020, it does not believe the impact of the pandemic on subsequent months’ rent collections can be reasonably estimated at this time.

These identified impacts of the COVID-19 pandemic on net operating income during 2020 equate to a net reduction of approximately $10 million to $12 million from our original expectations for the year. The estimated effects of COVID-19 on the Company's financial performance are based upon the premise that the economic slowdown abates during the fourth quarter of 2020.
The Company will reevaluate guidance once the longer-term consequences of the COVID-19 pandemic on the economy and our tenants can be more thoroughly considered.

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
Unaudited (in thousands)

	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Assets:
Real estate, at cost:
Land assets	$505,228	$505,234	$485,560	$485,610	$459,660
Buildings and improvements	3,258,713	3,249,947	2,943,685	2,920,067	2,737,978
Buildings and improvements, accumulated depreciation	(776,870)	(755,152)	(730,750)	(706,774)	(689,657)
Intangible lease asset	164,145	167,972	125,171	131,843	138,200
Intangible lease asset, accumulated amortization	(58,148)	(52,538)	(50,766)	(50,474)	(66,300)
Construction in progress	51,045	42,028	29,920	13,866	13,231
Real estate assets held for sale, gross	—	233,951	233,951	508,624	508,566
Real estate assets held for sale, accumulated depreciation & amortization	—	(96,164)	(94,261)	(153,936)	(149,588)
Total real estate assets	3,144,113	3,295,278	2,942,510	3,148,826	2,952,090
Cash and cash equivalents	36,469	7,920	13,545	10,284	7,748
Tenant receivables, net of allowance for doubtful accounts	8,494	10,596	8,226	10,091	10,494
Straight line rent receivable	147,418	139,617	132,342	128,786	127,354
Escrow deposits and restricted cash	1,769	1,758	1,841	1,820	1,480
Prepaid expenses and other assets	33,017	23,933	25,427	27,143	32,564
Goodwill	98,918	98,918	98,918	98,918	98,918
Interest rate swap	—	—	—	—	10
Deferred lease costs, gross	459,398	463,760	413,071	396,724	381,012
Deferred lease costs, accumulated amortization	(159,883)	(148,972)	(147,324)	(139,092)	(155,009)
Other assets held for sale, gross	—	63,524	63,158	111,661	110,911
Other assets held for sale, accumulated amortization	—	(35,516)	(34,957)	(43,230)	(42,205)
Total assets	$3,769,713	$3,920,816	$3,516,757	$3,751,931	$3,525,367
Liabilities:
Unsecured debt, net of discount	$1,592,693	$1,743,905	$1,292,374	$1,689,793	$1,472,194
Secured debt	28,784	188,779	189,030	189,451	189,782
Accounts payable, accrued expenses, and accrued capital expenditures	95,419	90,459	143,923	114,812	87,519
Deferred income	35,226	35,443	34,609	27,985	24,641
Intangible lease liabilities, less accumulated amortization	41,179	44,646	25,069	26,814	24,069
Interest rate swaps	28,575	26,709	5,121	6,862	5,549
Other liabilities held for sale	—	7,158	7,657	15,431	18,638
Total liabilities	$1,821,876	$2,137,099	$1,697,783	$2,071,148	$1,822,392
Stockholders' equity:
Common stock	1,260	1,259	1,258	1,258	1,258
Additional paid in capital	3,691,377	3,690,821	3,686,398	3,685,504	3,687,881
Cumulative distributions in excess of earnings	(1,723,147)	(1,889,109)	(1,871,375)	(2,007,438)	(1,989,446)
Other comprehensive loss	(23,360)	(20,976)	967	(283)	1,530
Piedmont stockholders' equity	1,946,130	1,781,995	1,817,248	1,679,041	1,701,223
Non-controlling interest	1,707	1,722	1,726	1,742	1,752
Total stockholders' equity	1,947,837	1,783,717	1,818,974	1,680,783	1,702,975
Total liabilities, redeemable common stock and stockholders' equity	$3,769,713	$3,920,816	$3,516,757	$3,751,931	$3,525,367
Common stock outstanding at end of period	126,025	125,921	125,783	125,783	125,783

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands except for per share data)

	Three Months Ended
	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019
Revenues:
Rental income (1)	$109,714	$111,496	$106,742	$105,207	$102,637
Tenant reimbursements (1)	21,533	20,658	22,950	25,372	22,831
Property management fee revenue	622	773	579	405	422
Other property related income	2,762	4,244	3,882	4,437	4,778
	134,631	137,171	134,153	135,421	130,668
Expenses:
Property operating costs	53,148	53,190	52,582	54,613	52,380
Depreciation	27,200	27,884	26,011	27,131	26,348
Amortization	24,349	23,631	21,000	19,505	18,461
Impairment loss on real estate assets	—	—	7,000	1,953	—
General and administrative	5,937	8,643	8,159	7,950	12,418
	110,634	113,348	114,752	111,152	109,607
Other income / (expense):
Interest expense	(13,953)	(15,264)	(14,844)	(16,145)	(15,112)
Other income / (expense)	349	149	279	263	752
Gain / (loss) on extinguishment of debt	(9,336)	—	—	—	—
Gain / (loss) on sale of real estate (2)	191,369	3	157,640	32	1,451
Net income	192,426	8,711	162,476	8,419	8,152
Less: Net (income) / loss attributable to noncontrolling interest	1	(2)	2	3	1
Net income attributable to Piedmont	$192,427	$8,709	$162,478	$8,422	$8,153
Weighted average common shares outstanding - diluted	126,500	126,360	126,359	126,240	126,491
Net income per share available to common stockholders - diluted	$1.52	$0.07	$1.29	$0.07	$0.06
Common stock outstanding at end of period	126,025	125,921	125,783	125,783	125,783

(1)	The presentation method used for this line is not in conformance with GAAP. To be in conformance with the current GAAP standard, the Company would need to combine amounts presented on the rental income line with amounts presented on the tenant reimbursements line and present that aggregated figure on one line entitled "rental and tenant reimbursement income." The amounts presented on this line were determined based upon the Company's interpretation of the rental charges and billing method provisions in each of the Company's lease documents.
(2)	The gain on sale of real estate reflected in the second quarter of 2020 was primarily related to the sale of 1901 Market Street in Philadelphia, PA. The gain on sale of real estate reflected in the fourth quarter of 2019 was nearly all related to the sale of 500 West Monroe Street in Chicago, IL.

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands except for per share data)

	Three Months Ended				Six Months Ended
	6/30/2020	6/30/2019	Change ($)	Change (%)	6/30/2020	6/30/2019	Change ($)	Change (%)
Revenues:
Rental income (1)	$109,714	$102,637	$7,077	6.9%	$221,210	$206,296	$14,914	7.2%
Tenant reimbursements (1)	21,533	22,831	(1,298)	(5.7)%	42,191	45,338	(3,147)	(6.9)%
Property management fee revenue	622	422	200	47.4%	1,395	2,414	(1,019)	(42.2)%
Other property related income	2,762	4,778	(2,016)	(42.2)%	7,006	9,556	(2,550)	(26.7)%
	134,631	130,668	3,963	3.0%	271,802	263,604	8,198	3.1%
Expenses:
Property operating costs	53,148	52,380	(768)	(1.5)%	106,338	104,185	(2,153)	(2.1)%
Depreciation	27,200	26,348	(852)	(3.2)%	55,084	52,873	(2,211)	(4.2)%
Amortization	24,349	18,461	(5,888)	(31.9)%	47,980	36,161	(11,819)	(32.7)%
General and administrative	5,937	12,418	6,481	52.2%	14,580	21,786	7,206	33.1%
	110,634	109,607	(1,027)	(0.9)%	223,982	215,005	(8,977)	(4.2)%
Other income / (expense):
Interest expense	(13,953)	(15,112)	1,159	7.7%	(29,217)	(30,605)	1,388	4.5%
Other income / (expense)	349	752	(403)	(53.6)%	498	1,029	(531)	(51.6)%
Gain / (loss) on extinguishment of debt	(9,336)	—	(9,336)	(100.0)%	(9,336)	—	(9,336)	(100.0)%
Gain / (loss) on sale of real estate (2)	191,369	1,451	189,918	13,088.8%	191,372	39,338	152,034	386.5%
Net income	192,426	8,152	184,274	2,260.5%	201,137	58,361	142,776	244.6%
Less: Net (income) / loss attributable to noncontrolling interest	1	1	—	—%	(1)	—	(1)	(100.0)%
Net income attributable to Piedmont	$192,427	$8,153	$184,274	2,260.2%	$201,136	$58,361	$142,775	244.6%
Weighted average common shares outstanding - diluted	126,500	126,491			126,456	126,404
Net income per share available to common stockholders - diluted	$1.52	$0.06			$1.59	$0.46
Common stock outstanding at end of period	126,025	125,783			126,025	125,783

(1)	The presentation method used for this line is not in conformance with GAAP. To be in conformance with the current GAAP standard, the Company would need to combine amounts presented on the rental income line with amounts presented on the tenant reimbursements line and present that aggregated figure on one line entitled "rental and tenant reimbursement income." The amounts presented on this line were determined based upon the Company's interpretation of the rental charges and billing method provisions in each of the Company's lease documents.
(2)	The gain on sale of real estate for the three months and the six months ended June 30, 2020 was primarily related to the sale of 1901 Market Street in Philadelphia, PA. The gain on sale of real estate for the six months ended June 30, 2019 was primarily related to the sale of One Independence Square in Washington, DC, on which the Company recorded a total gain of $33.2 million.

Piedmont Office Realty Trust, Inc.
Key Performance Indicators
Unaudited (in thousands except for per share data)

This section of our supplemental report includes non-GAAP financial measures, including, but not limited to, Earnings Before Interest, Taxes, Depreciation, and Amortization for real estate (EBITDAre), Core Earnings Before Interest, Taxes, Depreciation, and Amortization (Core EBITDA), Funds from Operations (FFO), Core Funds from Operations (Core FFO), and Adjusted Funds from Operations (AFFO). Definitions of these non-GAAP measures are provided on page 39 and reconciliations are provided beginning on page 41.

For comparison purposes, on January 1, 2020, Piedmont placed back into service one redevelopment property, Two Pierce Place in Itasca, IL. The building was approximately 42% leased at the time it was placed back into service. No other properties were placed back into service during any of the periods presented.

	Three Months Ended
Selected Operating Data	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019

Percent leased (1)	88.6%	89.6%	91.2%	91.9%	92.6%
Percent leased - economic (1) (2)	81.1%	84.0%	85.5%	86.4%	85.9%
Total revenues	$134,631	$137,171	$134,153	$135,421	$130,668
Net income attributable to Piedmont	$192,427	$8,709	$162,478	$8,422	$8,153
Core EBITDA	$75,874	$75,467	$73,671	$73,100	$69,774
Core FFO applicable to common stock	$61,603	$59,875	$58,591	$56,743	$54,451
Core FFO per share - diluted	$0.49	$0.47	$0.46	$0.45	$0.43
AFFO applicable to common stock	$44,968	$18,557	$34,906	$36,662	$42,370
Gross regular dividends (3)	$26,465	$26,443	$26,415	$26,415	$26,415
Regular dividends per share (3)	$0.21	$0.21	$0.21	$0.21	$0.21
Selected Balance Sheet Data
Total real estate assets, net	$3,144,113	$3,295,278	$2,942,510	$3,148,826	$2,952,090
Total assets	$3,769,713	$3,920,816	$3,516,757	$3,751,931	$3,525,367
Total liabilities	$1,821,876	$2,137,099	$1,697,783	$2,071,148	$1,822,392
Ratios & Information for Debt Holders
Core EBITDA margin (4)	56.4%	55.0%	54.9%	54.0%	53.4%
Fixed charge coverage ratio (5)	5.3 x	4.8 x	4.7 x	4.3 x	4.4 x
Average net debt to Core EBITDA (6)	6.2 x	5.7 x	5.4 x	6.0 x	5.8 x
Normalized average net debt to Core EBITDA (7)	5.6 x
Total gross real estate assets	$3,979,131	$4,199,132	$3,818,287	$4,060,010	$3,857,635
Net debt (8)	$1,590,007	$1,930,834	$1,473,301	$1,874,929	$1,661,060

(1)	Please refer to page 27 for additional leased percentage information.
(2)	Economic leased percentage excludes the square footage associated with executed but not commenced leases for currently vacant spaces and the square footage associated with tenants receiving rental abatements (after proportional adjustments for tenants receiving only partial rental abatements). Due to variations in rental abatement structures whereby some abatements are provided for the first few months of each lease year as opposed to being provided entirely at the beginning of the lease, there will be variability to the economic leased percentage over time as abatements commence and expire. Please see the Future Lease Commencements and Abatements section of Financial Highlights for details on near-term abatements for large leases.
(3)	Dividends are reflected in the quarter in which the record date occurred.
(4)	Core EBITDA margin is calculated as Core EBITDA divided by total revenues.
(5)	The fixed charge coverage ratio is calculated as Core EBITDA divided by the sum of interest expense, principal amortization, capitalized interest and preferred dividends. The Company had no preferred dividends during any of the periods presented; the Company had capitalized interest of $183,846 for the quarter ended June 30, 2020, $176,040 for the quarter ended March 31, 2020, $502,646 for the quarter ended December 31, 2019, $542,505 for the quarter ended September 30, 2019, and $562,449 for the quarter ended June 30, 2019; the Company had principal amortization of $266,128 for the quarter ended June 30, 2020, $175,383 for the quarter ended March 31, 2020, $345,948 for the quarter ended December 31, 2019, $255,303 for the quarter ended September 30, 2019, and $251,793 for the quarter ended June 30, 2019.
(6)	For the purposes of this calculation, we annualize the period's Core EBITDA and use the average daily balance of debt outstanding during the period, less cash and cash equivalents and escrow deposits and restricted cash as of the end of the period.
(7)
The average net debt to Core EBITDA ratio temporarily increased in early 2020 with the purchase of Dallas Galleria Office Towers using debt which was subsequently repaid with the sale of 1901 Market Street in Philadelphia, PA. The sale of 1901 Market Street did not close until late June 2020. Because our reported average net debt to Core EBITDA calculation is time-weighted, the positive effects of the sale of 1901 Market Street on this metric primarily due to the related reduction in outstanding debt are only marginally reflected in the measure for the period ended June 30, 2020. In order to disclose the anticipated effect of the sale of the asset on the metric for a full quarter, we calculated a normalized average net debt to Core EBITDA ratio. This normalized calculation starts with the Company's reported average net debt to Core EBITDA for the second quarter of 2020 and incorporates pro forma adjustments: 1) to remove the Core EBITDA contribution from 1901 Market Street to the Company's quarterly Core EBITDA and 2) to include the debt reductions related to the asset sale as if they occurred on April 1, 2020. The reduction to Core EBITDA for the second quarter of 2020 was $5,317,000 and the reduction to average net debt was $285,088,000.

(8)	Net debt is calculated as the total principal amount of debt outstanding minus cash and cash equivalents and escrow deposits and restricted cash as of the end of the period.

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands except for per share data)

	Three Months Ended		Six Months Ended
	6/30/2020	6/30/2019	6/30/2020	6/30/2019

GAAP net income applicable to common stock	$192,427	$8,153	$201,136	$58,361
Depreciation (1) (2)	26,873	26,128	54,424	52,437
Amortization (1)	24,336	18,446	47,954	36,131
Loss / (gain) on sale of properties (1)	(191,369)	(1,451)	(191,372)	(39,338)
NAREIT funds from operations applicable to common stock	52,267	51,276	112,142	107,591
Adjustments:
Retirement and separation expenses associated with senior management transition	—	3,175	—	3,175
Loss / (gain) on extinguishment of debt	9,336	—	9,336	—
Core funds from operations applicable to common stock	61,603	54,451	121,478	110,766
Adjustments:
Amortization of debt issuance costs, fair market adjustments on notes payable, and discount on senior notes	672	525	1,249	1,048
Depreciation of non real estate assets	319	212	644	420
Straight-line effects of lease revenue (1)	(7,278)	(3,223)	(14,063)	(5,906)
Stock-based compensation adjustments	645	2,184	2,945	4,964
Amortization of lease-related intangibles (1)	(3,304)	(2,088)	(6,277)	(4,086)
Non-incremental capital expenditures (3)	(7,689)	(9,691)	(42,451)	(13,058)
Adjusted funds from operations applicable to common stock	$44,968	$42,370	$63,525	$94,148

Weighted average common shares outstanding - diluted	126,500	126,491	126,456	126,404

Funds from operations per share (diluted)	$0.41	$0.41	$0.89	$0.85
Core funds from operations per share (diluted)	$0.49	$0.43	$0.96	$0.88

Common stock outstanding at end of period	126,025	125,783	126,025	125,783

(1)	Includes our proportionate share of amounts attributable to consolidated properties.
(2)	Excludes depreciation of non real estate assets.
(3)
Non-incremental capital expenditures are defined on page 39. Non-incremental capital expenditures for the six months ended June 30, 2020 include approximately $20.4 million of leasing commissions, with the largest contributor to that amount being the leasing commissions related to the 20-year, approximately 500,000 square foot lease renewal with the State of New York at 60 Broad Street in New York, NY.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Cash Basis)
Unaudited (in thousands)

	Three Months Ended		Six Months Ended
	6/30/2020	6/30/2019	6/30/2020	6/30/2019
Net income attributable to Piedmont	$192,427	$8,153	$201,136	$58,361
Net income / (loss) attributable to noncontrolling interest	(1)	(1)	1	—
Interest expense (1)	13,953	15,112	29,217	30,605
Depreciation (1)	27,192	26,340	55,069	52,858
Amortization (1)	24,336	18,446	47,954	36,131
Loss / (gain) on sale of properties (1)	(191,369)	(1,451)	(191,372)	(39,338)
EBITDAre	66,538	66,599	142,005	138,617
Retirement and separation expenses associated with senior management transition	—	3,175	—	3,175
(Gain) / loss on extinguishment of debt	9,336	—	9,336	—
Core EBITDA (2)	75,874	69,774	151,341	141,792
General & administrative expenses (1)	5,937	9,244	14,580	18,611
Non-cash general reserve for uncollectible accounts (3)	4,865	—	4,865	—
Management fee revenue (4)	(282)	(201)	(677)	(2,023)
Other (income) / expense (1) (5)	(134)	(56)	(67)	(118)
Straight-line effects of lease revenue (1)	(7,278)	(3,223)	(14,063)	(5,906)
Amortization of lease-related intangibles (1)	(3,304)	(2,088)	(6,277)	(4,086)
Property net operating income (cash basis)	75,678	73,450	149,702	148,270

Deduct net operating (income) / loss from:
Acquisitions (6)	(10,109)	(921)	(18,214)	(920)
Dispositions (7)	(4,384)	(12,320)	(8,979)	(27,177)
Other investments (8)	(224)	(246)	(306)	(285)
Same store net operating income (cash basis) (9)	$60,961	$59,963	$122,203	$119,888
Change period over period	1.7%	N/A	1.9%	N/A

(1)	Includes our proportionate share of amounts attributable to consolidated properties.
(2)	The Company has historically recognized approximately $2 to $3 million of termination income on an annual basis (over the last 5 years). Given the size of its asset base and the number of tenants with which it conducts business, Piedmont considers termination income of that magnitude to be a normal part of its operations and a recurring part of its revenue stream; however, the recognition of termination income is typically variable between quarters and throughout any given year and is dependent upon when during the year the Company receives termination notices from tenants. During the three months ended June 30, 2020, Piedmont recognized $0.6 million in termination income, as compared with none during the same period in 2019. During the six months ended June 30, 2020, Piedmont recognized $1.2 million in termination income, as compared with $1.8 million during the same period in 2019. During the calendar year 2019, Piedmont recognized a total of $2.8 million in termination income.
(3)	As a result of COVID-19 and as a precautionary measure, the Company established a general reserve for potential future losses amounting to approximately $5 million. The general reserve is non-cash in nature and is, therefore, removed from the calculation of cash basis same store net operating income. No such reserves were made in prior periods.
(4)	Presented net of related operating expenses incurred to earn the revenue; therefore, the information presented on this line will not tie to the data presented on the income statements.
(5)	Figures presented on this line may not tie back to the relevant sources as some activity is attributable to property operations and is, therefore, presented in property net operating income.
(6)	Acquisitions consist of Galleria 100 and land in Atlanta, GA, purchased on May 6, 2019; Galleria 400, Galleria 600 and land in Atlanta, GA, purchased on August 23, 2019; and One Galleria Tower, Two Galleria Tower, Three Galleria Tower and land in Dallas, TX, purchased on February 12, 2020.
(7)	Dispositions consist of One Independence Square in Washington, D.C., sold on February 28, 2019; The Dupree in Atlanta, GA, sold on September 4, 2019; 500 West Monroe Street in Chicago, IL, sold on October 28, 2019; and 1901 Market Street in Philadelphia, PA, sold on June 25, 2020.
(8)
Other investments consist of active out-of-service redevelopment and development projects, land, and recently completed redevelopment and development projects for which some portion of operating expenses were capitalized during the current and/or prior year reporting periods. Additional information on our land holdings can be found on page 38. The operating results from Two Pierce Place in Itasca, IL, are included in this line item.

(9)	For the periods ending June 30, 2020, amounts reflect a decrease in cash collections of approximately $3.6 million as a result of COVID-19 rent relief agreements.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Cash Basis)
Unaudited (in thousands)

Same Store Net Operating Income (Cash Basis)
Contributions from Strategic Operating Markets	Three Months Ended				Six Months Ended
	6/30/2020		6/30/2019		6/30/2020		6/30/2019
	$	%	$	%	$	%	$	%
Boston	$9,990	16.4	$10,187	17.0	$20,257	16.6	$19,884	16.6
Washington, D.C. (1)	9,911	16.2	8,217	13.7	19,620	16.0	16,647	13.9
Minneapolis	8,994	14.7	9,390	15.6	18,230	14.9	18,757	15.6
New York (2)	8,897	14.6	11,514	19.2	17,795	14.6	22,574	18.8
Atlanta (3)	8,613	14.1	8,734	14.6	16,535	13.5	17,631	14.7
Orlando (4)	7,475	12.3	8,257	13.8	15,711	12.9	16,665	13.9
Dallas (5)	7,657	12.6	6,320	10.5	15,529	12.7	12,662	10.6
Other (6)	(576)	(0.9)	(2,656)	(4.4)	(1,474)	(1.2)	(4,932)	(4.1)
Total	$60,961	100.0	$59,963	100.0	$122,203	100.0	$119,888	100.0

NOTE:	The Company has provided disaggregated financial data for informational purposes for readers; however, regardless of the presentation approach used, we continue to evaluate and utilize our consolidated financial results in making operating decisions, allocating resources, and assessing our performance.
(1)	The increase in Washington, D.C. Same Store Net Operating Income for the three months and the six months ended June 30, 2020 as compared to the same periods in 2019 was primarily due to increased economic occupancy as a result of recent leasing activity at 1201 Eye Street and 400 Virginia Avenue, both located in Washington, D.C., and Arlington Gateway, located in Arlington, VA.
(2)	The decrease in New York Same Store Net Operating Income for the three months and the six months ended June 30, 2020 as compared to the same periods in 2019 was primarily attributable to decreased economic occupancy as a result of 1) a lease expiration during the second half of 2019, 2) temporary vacancy due to the restacking of the State of New York space related to its long-term lease renewal, and 3) a rental rate roll down, all at 60 Broad Street in New York, NY.
(3)	The decrease in Atlanta Same Store Net Operating Income for the six months ended June 30, 2020 as compared to the same period in 2019 was primarily due to reduced average occupancy as a result of the expiration of a major tenant's lease during the second half of 2019 as well as rental abatements associated with the commencement of replacement leases at 1155 Perimeter Center West in Atlanta, GA.
(4)	The decrease in Orlando Same Store Net Operating Income for the three months and the six months ended June 30, 2020 as compared to the same periods in 2019 was due to decreased rental income as a result of decreased economic occupancy related to a major lease expiration during the second half of 2019 and pandemic-related decreased parking activity at 200 South Orange Avenue in Orlando, FL.
(5)	The increase in Dallas Same Store Net Operating Income for the three months and the six months ended June 30, 2020 as compared to the same periods in 2019 was primarily due to increased economic occupancy associated with the cash rent commencement for a whole-building lease at 6011 Connection Drive and the recognition of lease termination income during the first half of 2020 at Las Colinas Corporate Center I, both located in Irving, TX.
(6)	The increase in Other Same Store Net Operating Income for the three months and the six months ended June 30, 2020 as compared to the same periods in 2019 was primarily attributable to increased economic occupancy at 1430 Enclave Parkway in Houston, TX, as a result of the expiration of the rental abatement period for the building's primary tenant. Other Same Store Net Operating Income remains negative in 2020 primarily as a result of the gross rental abatement that remains in effect under the recently commenced full-building lease at Enlcave Place in Houston, TX,

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Accrual Basis)
Unaudited (in thousands)

	Three Months Ended		Six Months Ended
	6/30/2020	6/30/2019	6/30/2020	6/30/2019
Net income attributable to Piedmont	$192,427	$8,153	$201,136	$58,361
Net income / (loss) attributable to noncontrolling interest	(1)	(1)	1	—
Interest expense (1)	13,953	15,112	29,217	30,605
Depreciation (1)	27,192	26,340	55,069	52,858
Amortization (1)	24,336	18,446	47,954	36,131
Loss / (gain) on sale of properties (1)	(191,369)	(1,451)	(191,372)	(39,338)
EBITDAre	66,538	66,599	142,005	138,617
Retirement and separation expenses associated with senior management transition	—	3,175	—	3,175
(Gain) / loss on extinguishment of debt	9,336	—	9,336	—
Core EBITDA (2)	75,874	69,774	151,341	141,792
General & administrative expenses (1)	5,937	9,244	14,580	18,611
Management fee revenue (3)	(282)	(201)	(677)	(2,023)
Other (income) / expense (1) (4)	(134)	(56)	(67)	(118)
Property net operating income (accrual basis)	81,395	78,761	165,177	158,262

Deduct net operating (income) / loss from:
Acquisitions (5)	(13,518)	(1,155)	(23,786)	(1,155)
Dispositions (6)	(5,195)	(13,424)	(10,655)	(27,826)
Other investments (7)	(177)	(220)	(239)	(270)
Same store net operating income (accrual basis)	$62,505	$63,962	$130,497	$129,011
Change period over period	(2.3)%	N/A	1.2%	N/A

For informational purposes (8)
Add back: Non-cash general reserve for uncollectible accounts	4,865	—	4,865	—
Adjusted same store net operating income (accrual basis)	$67,370	$63,962	$135,362	$129,011
Change period over period	5.3%	N/A	4.9%	N/A

(1)	Includes our proportionate share of amounts attributable to consolidated properties.
(2)	The Company has historically recognized approximately $2 to $3 million of termination income on an annual basis (over the last 5 years). Given the size of its asset base and the number of tenants with which it conducts business, Piedmont considers termination income of that magnitude to be a normal part of its operations and a recurring part of its revenue stream; however, the recognition of termination income is typically variable between quarters and throughout any given year and is dependent upon when during the year the Company receives termination notices from tenants. During the three months ended June 30, 2020, Piedmont recognized $0.6 million in termination income, as compared with none during the same period in 2019. During the six months ended June 30, 2020, Piedmont recognized $1.2 million in termination income, as compared with $1.8 million during the same period in 2019. During the calendar year 2019, Piedmont recognized a total of $2.8 million in termination income.
(3)	Presented net of related operating expenses incurred to earn the revenue; therefore, the information presented on this line will not tie to the data presented on the income statements.
(4)	Figures presented on this line may not tie back to the relevant sources as some activity is attributable to property operations and is, therefore, presented in property net operating income.
(5)	Acquisitions consist of Galleria 100 and land in Atlanta, GA, purchased on May 6, 2019; Galleria 400, Galleria 600 and land in Atlanta, GA, purchased on August 23, 2019; and One Galleria Tower, Two Galleria Tower, Three Galleria Tower and land in Dallas, TX, purchased on February 12, 2020.
(6)	Dispositions consist of One Independence Square in Washington, D.C., sold on February 28, 2019; The Dupree in Atlanta, GA, sold on September 4, 2019; 500 West Monroe Street in Chicago, IL, sold on October 28, 2019; and 1901 Market Street in Philadelphia, PA, sold on June 25, 2020.
(7)
Other investments consist of active out-of-service redevelopment and development projects, land, and recently completed redevelopment and development projects for which some portion of operating expenses were capitalized during the current and/or prior year reporting periods. Additional information on our land holdings can be found on page 38. The operating results from Two Pierce Place in Itasca, IL, are included in this line item.

(8)	As a result of COVID-19 and as a precautionary measure, the Company established a general reserve for potential future losses amounting to approximately $5 million. The general reserve reduced the Company's accrual basis same store net operating income. Because of the unique nature of the reserve, the Company has provided this supplemental disclosure to calculate what the accrual basis same store net operating income growth would have been had no general reserve for potential future losses been established. No such reserves were made in prior periods.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Accrual Basis)
Unaudited (in thousands)

Same Store Net Operating Income (Accrual Basis)
Contributions from Strategic Operating Markets	Three Months Ended				Six Months Ended
	6/30/2020		6/30/2019		6/30/2020		6/30/2019
	$	%	$	%	$	%	$	%
New York (1)	$11,342	18.1	$11,210	17.5	$22,456	17.2	$21,237	16.5
Boston (2)	10,552	16.9	11,529	18.0	21,249	16.3	22,692	17.6
Washington, D.C.	9,375	15.0	9,208	14.4	19,816	15.2	19,847	15.4
Atlanta	9,558	15.3	9,057	14.2	18,946	14.5	18,413	14.3
Orlando (3)	7,976	12.8	8,654	13.6	16,931	13.0	17,825	13.8
Minneapolis (4)	8,066	12.9	8,839	13.8	16,766	12.9	17,733	13.7
Dallas (5)	7,910	12.6	7,106	11.1	15,705	12.0	14,210	11.0
Other (6)	(2,274)	(3.6)	(1,641)	(2.6)	(1,372)	(1.1)	(2,946)	(2.3)
Total	$62,505	100.0	$63,962	100.0	$130,497	100.0	$129,011	100.0

NOTE:	The Company has provided disaggregated financial data for informational purposes for readers; however, regardless of the presentation approach used, we continue to evaluate and utilize our consolidated financial results in making operating decisions, allocating resources, and assessing our performance.
(1)	The increase in New York Same Store Net Operating Income for the three months and the six months ended June 30, 2020 as compared to the same periods in 2019 was primarily due to increased rental income attributable to the State of New York lease renewal at a higher straight-lined rental rate at 60 Broad Street in New York, NY.
(2)	The decrease in Boston Same Store Net Operating Income for the three months and the six months ended June 30, 2020 as compared to the same periods in 2019 was primarily due to lower income as a result of decreased occupancy related to several small lease expirations at 25 Burlington Mall Road in Burlington, MA, along with a large tenant renewal at a lower effective rental rate at 225 and 235 Presidential Way in Woburn, MA.
(3)	The decrease in Orlando Same Store Net Operating Income for the three months and the six months ended June 30, 2020 as compared to the same periods in 2019 was due to a decrease in rental income as a result of decreased occupancy related to a major lease expiration during the second half of 2019 and pandemic-related decreased parking activity at 200 South Orange Avenue in Orlando, FL.
(4)	The decrease in Minneapolis Same Store Net Operating Income for the three months and the six months ended June 30, 2020 as compared to the same periods in 2019 was primarily due to decreased occupancy at US Bancorp Center in Minneapolis, MN, and Crescent Ridge II in Minnetonka, MN.
(5)	The increase in Dallas Same Store Net Operating Income for the three months and the six months ended June 30, 2020 as compared to the same periods in 2019 was primarily due to increased rental income resulting from the commencement of the final portion of a whole-building lease at 6011 Connection Drive, along with the recognition of approximately $1.1 million of net lease termination income during the first half of 2020 at Las Colinas Corporate Center I, both located in Irving, TX.
(6)	The decrease in Other Same Store Net Operating Income for the three months ended June 30, 2020 as compared to the same period in 2019 was primarily due to the precautionary establishment an approximately $5 million general reserve for potential future losses as a result of COVID-19. The reserve is considered general in nature and is, therefore, presented in Other Same Store Net Operating Income. The increase in Other Same Store Net Operating Income for the six months ended June 30, 2020 as compared to the same period in 2019 was primarily due to increased rental income from the commencement of the full-building lease at Enclave Place, as well as the expiration of the operating expense recovery abatement related to the lease renewal and expansion of the building's primary tenant at 1430 Enclave Parkway, both located in Houston, TX.

Piedmont Office Realty Trust, Inc.
Capitalization Analysis
Unaudited (in thousands except for per share data)

	As of	As of
	June 30, 2020	December 31, 2019

Market Capitalization
Common stock price	$16.61	$22.24
Total shares outstanding	126,025	125,783
Equity market capitalization (1)	$2,093,279	$2,797,423
Total debt - principal amount outstanding (excludes premiums, discounts, and deferred financing costs)	$1,628,245	$1,488,687
Total market capitalization (1)	$3,721,524	$4,286,110
Total debt / Total market capitalization (1)	43.8%	34.7%
Ratios & Information for Debt Holders
Total gross assets (2)	$4,764,614	$4,574,815
Total debt / Total gross assets (2)	34.2%	32.5%
Average net debt to Core EBITDA (3)	6.2 x	5.4 x
Normalized average net debt to Core EBITDA (4)	5.6 x

(1)	Reflects common stock closing price, shares outstanding, and outstanding debt as of the end of the reporting period, as appropriate.
(2)	Total gross assets is defined as total assets with the add-back of accumulated depreciation and accumulated amortization related to real estate assets and accumulated amortization related to deferred lease costs.
(3)	For the purposes of this calculation, we annualize the Core EBITDA for the quarter and use the average daily balance of debt outstanding during the quarter, less cash and cash equivalents and escrow deposits and restricted cash as of the end of the quarter.
(4)
The average net debt to Core EBITDA ratio temporarily increased in early 2020 with the purchase of Dallas Galleria Office Towers using debt which was subsequently repaid with the sale of 1901 Market Street in Philadelphia, PA. The sale of 1901 Market Street did not close until late June 2020. Because our reported average net debt to Core EBITDA calculation is time-weighted, the positive effects of the sale of 1901 Market Street on this metric primarily due to the related reduction in outstanding debt are only marginally reflected in the measure for the period ended June 30, 2020. In order to disclose the anticipated effect of the sale of the asset on the metric for a full quarter, we calculated a normalized average net debt to Core EBITDA ratio. This normalized calculation starts with the Company's reported average net debt to Core EBITDA for the second quarter of 2020 and incorporates pro forma adjustments: 1) to remove the Core EBITDA contribution from 1901 Market Street to the Company's quarterly Core EBITDA and 2) to include the debt reductions related to the asset sale as if they occurred on April 1, 2020. The reduction to Core EBITDA for the second quarter of 2020 was $5,317,000 and the reduction to average net debt was $285,088,000.

Piedmont Office Realty Trust, Inc.
Debt Summary
As of June 30, 2020
Unaudited ($ in thousands)

Floating Rate & Fixed Rate Debt
Debt (1)	Principal Amount Outstanding		Weighted Average Stated Interest Rate (2)	Weighted Average Maturity

Floating Rate	$750,000	(3)	1.34%	26.4 months

Fixed Rate	878,245		3.97%	41.2 months

Total	$1,628,245		2.76%	34.4 months

Unsecured & Secured Debt
Debt (1)	Principal Amount Outstanding	Weighted Average Stated Interest Rate (2)	Weighted Average Maturity

Unsecured	$1,600,000	2.71%	34.7 months

Secured	28,245	5.55%	14.1 months

Total	$1,628,245	2.76%	34.4 months

Debt Maturities (4)
Maturity Year	Secured Debt - Principal Amount Outstanding (1)	Unsecured Debt - Principal Amount Outstanding (1)	Weighted Average Stated Interest Rate (2)	Percentage of Total

2020	$—	$—	N/A	—%
2021	28,245	300,000	1.57%	20.2%
2022	—	300,000	1.60%	18.4%
2023	—	350,000	3.40%	21.5%
2024	—	400,000	4.45%	24.6%
2025 +	—	250,000	2.10%	15.3%

Total	$28,245	$1,600,000	2.76%	100.0%

(1)	All of Piedmont's outstanding debt as of June 30, 2020 was interest-only debt with the exception of the $28.2 million of outstanding mortgage associated with 5 Wall Street located in Burlington, MA.
(2)	Weighted average stated interest rate is calculated based upon the principal amounts outstanding.
(3)	The amount of floating rate debt is comprised of the $150 million in principal amount of the $250 million unsecured term loan that remained unhedged as of June 30, 2020, the entire principal balance of the $300 million unsecured term loan that closed in 2011 and the entire principal balance of the $300 million unsecured term loan that closed in 2020. There is an additional $500 million unsecured revolving credit facility but it had no outstanding balance as of June 30, 2020. The $250 million unsecured term loan that closed in 2018 has a stated variable rate. However, Piedmont entered into $100 million in notional amount of seven-year interest rate swap agreements resulting in an effectively fixed interest rate for $100 million in principal amount of the term loan (at 3.56% effective as of June 30, 2020, assuming no credit rating change for the Company) through the loan's maturity date of March 31, 2025. Additional details regarding the floating rate debt can be found on the following page.
(4)	For loans which provide extension options that are conditional solely upon the Company providing proper notice to the loan's administrative agent and the payment of an extension fee, the final extended maturity date is reflected herein.

Piedmont Office Realty Trust, Inc.
Debt Detail
Unaudited ($ in thousands)

Facility (1)	Property	Stated Rate		Maturity	Principal Amount Outstanding as of June 30, 2020

Secured
$35.0 Million Fixed-Rate Loan (2)	5 Wall Street	5.55%	(3)	9/1/2021	$28,245
Subtotal / Weighted Average (4)		5.55%			$28,245

Unsecured
$300.0 Million Unsecured 2011 Term Loan	N/A	1.19%	(5)	11/30/2021	$300,000
$300.0 Million Unsecured 2020 Term Loan (6)	N/A	1.60%	(7)	3/11/2022	300,000
$350.0 Million Unsecured Senior Notes	N/A	3.40%	(8)	6/1/2023	350,000
$500.0 Million Unsecured Line of Credit (9)	N/A	—%	(10)	9/29/2023	—
$400.0 Million Unsecured Senior Notes	N/A	4.45%	(11)	3/15/2024	400,000
$250.0 Million Unsecured Term Loan	N/A	2.10%	(12)	3/31/2025	250,000
Subtotal / Weighted Average (4)		2.71%			$1,600,000

Total Debt - Principal Amount Outstanding / Weighted Average Stated Rate (4)		2.76%			$1,628,245
GAAP Accounting Adjustments (13)					(6,768)
Total Debt - GAAP Amount Outstanding					$1,621,477

(1)	All of Piedmont’s outstanding debt as of June 30, 2020, was interest-only debt with the exception of the $28.2 million of outstanding mortgage debt associated with 5 Wall Street located in Burlington, MA.
(2)	The loan is amortizing based on a 25-year amortization schedule.
(3)	The loan has a stated interest rate of 5.55%; however, upon acquiring 5 Wall Street and assuming the loan, the Company marked the debt to its estimated fair value as of that time, resulting in an effective interest rate of 3.75%.
(4)	Weighted average is based on the principal amounts outstanding and interest rates at June 30, 2020.
(5)	The $300 million unsecured 2011 term loan has a variable interest rate. Piedmont may select from multiple interest rate options, including the prime rate and various length LIBOR locks. The all-in interest rate associated with each LIBOR interest period selection is comprised of the relevant base LIBOR interest rate plus a credit spread (1.00% as of June 30, 2020) based on Piedmont's then current credit rating.
(6)	The $300 million unsecured 2020 term loan has an initial maturity date of March 12, 2021; however, there are two, six-month extension options available under the financing providing for a total extension of up to one year to March 11, 2022. The final extended maturity date is presented on this schedule.
(7)	The $300 million unsecured 2020 term loan has a variable interest rate. Piedmont may select from multiple interest rate options, including the prime rate and various length LIBOR locks. The all-in interest rate associated with each LIBOR interest period selection is comprised of the relevant base LIBOR interest rate plus a credit spread (1.40% as of June 30, 2020) based on Piedmont's then current credit rating.
(8)	The $350 million unsecured senior notes were offered for sale at 99.601% of the principal amount. The resulting effective cost of the financing is approximately 3.45% before the consideration of transaction costs and proceeds from interest rate hedges. After the application of proceeds from interest rate hedges, the effective cost of the financing is approximately 3.43%.
(9)	All of Piedmont’s outstanding debt as of June 30, 2020 was term debt with the exception of our unsecured revolving credit facility (which had no balance outstanding as of June 30, 2020). The $500 million unsecured revolving credit facility has an initial maturity date of September 30, 2022; however, there are two, six-month extension options available under the facility providing for a total extension of up to one year to September 29, 2023. The final extended maturity date is presented on this schedule.
(10)	There was no balance outstanding under our unsecured revolving credit facility as of the end of the second quarter of 2020; therefore, no interest rate is presented. Had any draws been made under the $500 million unsecured revolving credit facility as of the end of the second quarter of 2020, the applicable interest rate would have been approximately 1.07%. Piedmont may select from multiple interest rate options with each draw under the facility, including the prime rate and various length LIBOR locks. The all-in interest rate associated with each LIBOR interest period selection is comprised of the relevant base LIBOR interest rate plus a credit spread (0.90% as of June 30, 2020) based on Piedmont's then current credit rating.
(11)	The $400 million unsecured senior notes were offered for sale at 99.791% of the principal amount. The resulting effective cost of the financing is approximately 4.48% before the consideration of transaction costs and proceeds from interest rate hedges. After the application of proceeds from interest rate hedges, the effective cost of the financing is approximately 4.10%.
(12)	The $250 million unsecured term loan that closed in 2018 has a stated variable interest rate; however, Piedmont entered into $100 million in notional amount of seven-year interest rate swap agreements that effectively fixed the interest rate on $100 million of the term loan (at 3.56% effective as of June 30, 2020, assuming no credit rating change for the Company) through the loan's maturity date of March 31, 2025. For the portion of the loan that continues to have a variable interest rate, Piedmont may select from multiple interest rate options, including the prime rate and various length LIBOR locks. The all-in interest rate associated with each LIBOR interest period selection is comprised of the relevant base LIBOR interest rate plus a credit spread (0.95% as of June 30, 2020) based on Piedmont's then current credit rating.
(13)	The GAAP accounting adjustments relate to original issue discounts, third-party fees, and lender fees resulting from the procurement processes for our various debt facilities, along with debt fair value adjustments associated with the assumed 5 Wall Street debt. The original issue discounts and fees, along with the debt fair value adjustments, are amortized to interest expense over the contractual term of the related debt.

Piedmont Office Realty Trust, Inc.
Debt Covenant & Ratio Analysis (for Debt Holders)
As of June 30, 2020
Unaudited

		Three Months Ended
Bank Debt Covenant Compliance (1)	Required	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019

Maximum leverage ratio	0.60	0.34	0.38	0.31	0.37	0.34
Minimum fixed charge coverage ratio (2)	1.50	4.32	4.14	4.12	4.07	4.07
Maximum secured indebtedness ratio	0.40	0.01	0.04	0.04	0.04	0.04
Minimum unencumbered leverage ratio	1.60	2.91	2.71	3.39	2.74	3.02
Minimum unencumbered interest coverage ratio (3)	1.75	4.92	4.74	4.70	4.60	4.60

		Three Months Ended
Bond Covenant Compliance (4)	Required	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019

Total debt to total assets	60% or less	40.5%	46.0%	38.8%	46.3%	43.1%
Secured debt to total assets	40% or less	0.7%	4.5%	4.9%	4.6%	4.9%
Ratio of consolidated EBITDA to interest expense	1.50 or greater	5.15	4.88	4.80	4.73	4.77
Unencumbered assets to unsecured debt	150% or greater	248%	224%	273%	223%	242%

	Three Months Ended	Six Months Ended	Twelve Months Ended
Other Debt Coverage Ratios for Debt Holders	June 30, 2020	June 30, 2020	December 31, 2019

Average net debt to core EBITDA (5)	6.2 x	5.9 x	5.8 x
Normalized average net debt to core EBITDA (6)	5.6 x
Fixed charge coverage ratio (7)	5.3 x	5.0 x	4.5 x
Interest coverage ratio (8)	5.4 x	5.1 x	4.5 x

(1)	Bank debt covenant compliance calculations relate to specific calculations detailed in the relevant credit agreements.
(2)	Defined as EBITDA for the trailing four quarters (including the Company's share of EBITDA from unconsolidated interests), excluding one-time or non-recurring gains or losses, less a $0.15 per square foot capital reserve, and excluding the impact of straight line rent leveling adjustments and amortization of intangibles divided by the Company's share of fixed charges, as more particularly described in the credit agreements. This definition of fixed charge coverage ratio as prescribed by our credit agreements is different from the fixed charge coverage ratio definition employed elsewhere within this report.
(3)	Defined as net operating income for the trailing four quarters for unencumbered assets (including the Company's share of net operating income from partially-owned entities and subsidiaries that are deemed to be unencumbered) less a $0.15 per square foot capital reserve divided by the Company's share of interest expense associated with unsecured financings only, as more particularly described in the credit agreements.
(4)	Bond covenant compliance calculations relate to specific calculations prescribed in the relevant debt agreements. Please refer to the Indenture dated May 9, 2013, and the Indenture and the Supplemental Indenture dated March 6, 2014, for detailed information about the calculations.
(5)	For the purposes of this calculation, we use the average daily balance of debt outstanding during the period, less cash and cash equivalents and escrow deposits and restricted cash as of the end of the period.
(6)
The average net debt to Core EBITDA ratio temporarily increased in early 2020 with the purchase of Dallas Galleria Office Towers using debt which was subsequently repaid with the sale of 1901 Market Street in Philadelphia, PA. The sale of 1901 Market Street did not close until late June 2020. Because our reported average net debt to Core EBITDA calculation is time-weighted, the positive effects of the sale of 1901 Market Street on this metric primarily due to the related reduction in outstanding debt are only marginally reflected in the measure for the period ended June 30, 2020. In order to disclose the anticipated effect of the sale of the asset on the metric for a full quarter, we calculated a normalized average net debt to Core EBITDA ratio. This normalized calculation starts with the Company's reported average net debt to Core EBITDA for the second quarter of 2020 and incorporates pro forma adjustments: 1) to remove the Core EBITDA contribution from 1901 Market Street to the Company's quarterly Core EBITDA and 2) to include the debt reductions related to the asset sale as if they occurred on April 1, 2020. The reduction to Core EBITDA for the second quarter of 2020 was $5,317,000 and the reduction to average net debt was $285,088,000.

(7)	Fixed charge coverage ratio is calculated as Core EBITDA divided by the sum of interest expense, principal amortization, capitalized interest and preferred dividends. The Company had no preferred dividends during the periods ended June 30, 2020 and December 31, 2019. The Company had capitalized interest of $183,846 for the three months ended June 30, 2020, $359,887 for the six months ended June 30, 2020, and $2,135,150 for the twelve months ended December 31, 2019. The Company had principal amortization of $266,128 for the three months ended June 30, 2020, $441,511 for the six months ended June 30, 2020, and $1,018,979 for the twelve months ended December 31, 2019.
(8)	Interest coverage ratio is calculated as Core EBITDA divided by the sum of interest expense and capitalized interest. The Company had capitalized interest of $183,846 for the three months ended June 30, 2020, $359,887 for the six months ended June 30, 2020, and $2,135,150 for the twelve months ended December 31, 2019.

Piedmont Office Realty Trust, Inc.
Tenant Diversification (1)
As of June 30, 2020
(in thousands except for number of properties)

Tenant	Credit Rating (2)	Number of Properties	Lease Expiration (3)		Annualized Lease Revenue	Percentage of Annualized Lease Revenue (%)	Leased Square Footage	Percentage of Leased Square Footage (%)
US Bancorp	A+ / A1	3	2023 / 2024		$26,567	4.9	787	5.2
State of New York	AA+ / Aa1	1	2024 / 2039		25,560	4.7	504	3.3
City of New York	AA / Aa1	1	In Holdover	(4)	15,409	2.9	313	2.0
Amazon	AA- / A2	3	2024 / 2025		13,618	2.5	337	2.2
Transocean	CCC / Caa1	1	2036		10,075	1.9	301	2.0
Harvard University	AAA / Aaa	2	2032 / 2033		8,520	1.6	129	0.8
Raytheon	A- / Baa1	2	2024		8,277	1.5	440	2.9
Schlumberger Technology	A / A2	1	2028		7,857	1.5	254	1.7
Gartner	BB / Ba2	2	2034		7,325	1.4	207	1.4
Nuance Communications	BB- / Ba3	1	2030		6,750	1.2	201	1.3
VMware, Inc.	BBB- / Baa2	1	2027		6,659	1.2	215	1.4
First Data Corporation / subsidiary of Fiserv	BBB / Baa2	1	2027		6,496	1.2	195	1.3
Epsilon Data Management / subsidiary of Publicis	BBB / Baa2	1	2026		6,376	1.2	222	1.4
Ryan, Inc.	No Rating Available	1	2023		6,236	1.2	170	1.1
Applied Predictive Technologies / subsidiary of MasterCard	A+ / A1	1	2028		6,198	1.1	133	0.9
CVS Caremark	BBB / Baa2	1	2022		6,100	1.1	208	1.4
International Food Policy Research Institute	No Rating Available	1	2029		6,015	1.1	102	0.7
WeWork	CCC+ / NR	3	2035 / 2036		6,008	1.1	173	1.1
Bank of America	A- / A2	5	2020 - 2025		5,703	1.1	123	0.8
Cargill	A / A2	1	2023		5,217	1.0	268	1.8
Other			Various		348,037	64.6	9,933	65.3
Total					$539,003	100.0	15,215	100.0

(1)	This schedule presents all tenants contributing 1.0% or more to Annualized Lease Revenue.
(2)	Credit rating may reflect the credit rating of the parent or a guarantor. When available, both the Standard & Poor's credit rating and the Moody's credit rating are provided. The absence of a credit rating for a tenant is not an indication of the creditworthiness of the tenant; in most cases, the lack of a credit rating reflects that the tenant has not sought such a rating.
(3)	Unless otherwise indicated, Lease Expiration represents the expiration year of the majority of the square footage leased by the tenant.
(4)	For additional information on the current leasing status, please refer to page 7 in Financial Highlights.

Piedmont Office Realty Trust, Inc.
Tenant Diversification
As of June 30, 2020

Percentage of Annualized Leased Revenue (%)
June 30, 2020 as compared to December 31, 2019

(1)	The growth in the tenant's contribution to Annualized Lease Revenue is related to the acquisition of the Dallas Galleria Office Towers in Dallas, TX and the tenant's expansion at those properties.

Piedmont Office Realty Trust, Inc.
Tenant Credit Rating & Lease Distribution Information
As of June 30, 2020

Tenant Credit Rating (1)

Rating Level	Annualized Lease Revenue (in thousands)	Percentage of Annualized Lease Revenue (%)

AAA / Aaa	$18,459	3.4
AA / Aa	61,968	11.5
A / A	95,134	17.6
BBB / Baa	50,503	9.4
BB / Ba	34,665	6.4
B / B	13,362	2.5
Below	21,846	4.1
Not rated (2)	243,066	45.1
Total	$539,003	100.0

Lease Distribution

Lease Size	Number of Leases	Percentage of Leases (%)	Annualized Lease Revenue (in thousands)	Percentage of Annualized Lease Revenue (%)	Leased Square Footage (in thousands)	Percentage of Leased Square Footage (%)

2,500 or Less	346	35.1	$24,162	4.5	262	1.7
2,501 - 10,000	352	35.7	64,926	12.0	1,808	11.9
10,001 - 20,000	119	12.1	56,602	10.5	1,639	10.8
20,001 - 40,000	86	8.7	86,429	16.0	2,403	15.8
40,001 - 100,000	49	5.0	105,587	19.6	3,009	19.8
Greater than 100,000	34	3.4	201,297	37.4	6,094	40.0
Total	986	100.0	$539,003	100.0	15,215	100.0

(1)	Credit rating may reflect the credit rating of the parent or a guarantor. Where differences exist between the Standard & Poor's credit rating for a tenant and the Moody's credit rating for a tenant, the higher credit rating is selected for this analysis.
(2)	The classification of a tenant as "not rated" is not an indication of the creditworthiness of the tenant; in most cases, the lack of a credit rating reflects that the tenant has not sought such a rating. Included in this category are such tenants as Piper Sandler, Brother International, Ernst & Young, KPMG, PwC, and RaceTrac Petroleum.

Piedmont Office Realty Trust, Inc.
Leased Percentage Information
(in thousands)

	Three Months Ended			Three Months Ended
	June 30, 2020			June 30, 2019
	Leased Square Footage	Rentable Square Footage	Percent Leased (1)	Leased Square Footage	Rentable Square Footage	Percent Leased (1)
As of March 31, 20xx	16,101	17,965	89.6%	14,817	15,876	93.3%
Properties placed in service	—	—		—	—
Restated As of March 31, 20xx	16,101	17,965	89.6%	14,817	15,876	93.3%
Leases signed during the period	271			517
Less:
Lease renewals signed during period	(259)			(282)
New leases signed during period for currently occupied space	(4)			(148)
Leases expired during period and other	(93)	—		(201)	(2)
Subtotal	16,016	17,965	89.2%	14,703	15,874	92.6%
Acquisitions during period (2)	—	—		378	414
Dispositions during period (2)	(801)	(801)		—	—
As of June 30, 20xx	15,215	17,164	88.6%	15,081	16,288	92.6%

	Six Months Ended			Six Months Ended
	June 30, 2020			June 30, 2019
	Leased Square Footage	Rentable Square Footage	Percent Leased (1)	Leased Square Footage	Rentable Square Footage	Percent Leased (1)
As of December 31, 20xx	14,633	16,046	91.2%	15,128	16,208	93.3%
Properties placed in service	204	487		—	—
Restated As of December 31, 20xx	14,837	16,533	89.7%	15,128	16,208	93.3%
Leases signed during the period	688			1,316
Less:
Lease renewals signed during period	(556)			(924)
New leases signed during period for currently occupied space	(37)			(212)
Leases expired during period and other	(283)	(3)		(292)	—
Subtotal	14,649	16,530	88.6%	15,016	16,208	92.6%
Acquisitions and properties placed in service during period (2)	1,367	1,435		378	414
Dispositions and properties taken out of service during period (2)	(801)	(801)		(313)	(334)
As of June 30, 20xx	15,215	17,164	88.6%	15,081	16,288	92.6%

Same Store Analysis
Less acquisitions / dispositions after June 30, 2019 and developments / out-of-service redevelopments (2) (3)	(2,264)	(2,783)	81.4%	(1,813)	(1,906)	95.1%
Same Store Leased Percentage	12,951	14,381	90.1%	13,268	14,382	92.3%

(1)	Calculated as square footage associated with commenced leases as of period end with the addition of square footage associated with uncommenced leases for spaces vacant as of period end, divided by total rentable square footage as of period end, expressed as a percentage.
(2)	For additional information on acquisitions and dispositions completed during the last year and current developments and out-of-service redevelopments, please refer to pages 37 and 38, respectively.
(3)	Dispositions completed during the previous twelve months are deducted from the previous period data and acquisitions completed during the previous twelve months are deducted from the current period data. Redevelopments that commenced during the previous twelve months that were taken out of service are deducted from the previous period data and developments and redevelopments placed in service during the previous twelve months are deducted from the current period data.

Piedmont Office Realty Trust, Inc.
Rental Rate Roll Up / Roll Down Analysis (1)
(in thousands)

	Three Months Ended
	June 30, 2020
	Square Feet	% of Total Signed During Period	% of Rentable Square Footage	% Change Cash Rents (2)	% Change Accrual Rents (3) (4)

Leases executed for spaces vacant one year or less	187	69.1%	1.1%	3.7%	6.4%
Leases executed for spaces excluded from analysis (5)	84	30.9%

	Six Months Ended
	June 30, 2020
	Square Feet	% of Total Signed During Period	% of Rentable Square Footage	% Change Cash Rents (2)	% Change Accrual Rents (3) (4)

Leases executed for spaces vacant one year or less	453	65.9%	2.6%	4.5%	11.7%
Leases executed for spaces excluded from analysis (5)	235	34.1%

(1)	The populations analyzed for this analysis consist of consolidated leases executed during the relevant period with lease terms of greater than one year. Leases associated with storage spaces, management offices, and newly acquired assets for which there is less than one year of operating history are excluded from this analysis.
(2)	For the purposes of this analysis, the last twelve months of cash paying rents of the previous leases are compared to the first twelve months of cash paying rents of the new leases in order to calculate the percentage change.
(3)	For the purposes of this analysis, the accrual basis rents of the previous leases are compared to the accrual basis rents of the new leases in order to calculate the percentage change. For newly signed leases which have variations in accrual basis rents, whether because of known future expansions, contractions, lease expense recovery structure changes, or other similar reasons, the weighted average of such varying accrual basis rents is used for the purposes of this analysis.
(4)	For leases under which a tenant may use, at its discretion, a portion of its tenant improvement allowance for expenses other than those related to improvements to its space, an assumption is made that the tenant elects to use any such portion of its tenant improvement allowance for improvements to its space prior to the commencement of its lease, unless the Company is notified otherwise by the tenant. This assumption is made based upon historical usage patterns of tenant improvement allowances by the Company's tenants.
(5)	Represents leases signed at our consolidated office assets that do not qualify for inclusion in the analysis, primarily because the spaces for which the new leases were signed had been vacant for more than one year.

Piedmont Office Realty Trust, Inc.
Lease Expiration Schedule
As of June 30, 2020
(in thousands)

Expiration Year	Annualized Lease Revenue (1)	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)
Vacant	$—	—	1,949	11.4
2020 (2)	17,855	3.3	627	3.7
2021 (3)	45,655	8.5	1,223	7.1
2022	39,963	7.4	1,295	7.5
2023	53,192	9.9	1,653	9.6
2024	65,026	12.1	2,223	12.9
2025	58,599	10.9	1,603	9.3
2026	35,462	6.6	1,069	6.2
2027	44,032	8.2	1,197	7.0
2028	49,318	9.1	1,385	8.1
2029	32,728	6.1	863	5.0
2030	16,492	3.0	457	2.7
2031	5,949	1.1	153	0.9
2032	8,641	1.6	200	1.2
Thereafter	66,091	12.2	1,267	7.4
Total / Weighted Average	$539,003	100.0	17,164	100.0

Average Lease Term Remaining
6/30/2020	6.3 years
12/31/2019	7.0 years

(1)	Annualized rental income associated with each newly executed lease for currently occupied space is incorporated herein only at the expiration date for the current lease. Annualized rental income associated with each such new lease is removed from the expiry year of the current lease and added to the expiry year of the new lease. These adjustments effectively incorporate known roll ups and roll downs into the expiration schedule.
(2)	Includes leases with an expiration date of June 30, 2020, comprised of approximately 149,000 square feet and Annualized Lease Revenue of $3.3 million.
(3)	Leases and other revenue-producing agreements on a month-to-month basis, comprised of approximately 327,000 square feet and Annualized Lease Revenue of $15.8 million, are assigned a lease expiration date of a year and a day beyond the period end date. The 313,000 square foot City of New York lease that is in holdover status at 60 Broad Street in New York, NY is included in this classification.

Piedmont Office Realty Trust, Inc.
Lease Expirations by Quarter
As of June 30, 2020
(in thousands)

	Q3 2020 (1)		Q4 2020		Q1 2021		Q2 2021
Location	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)

Atlanta	68	$2,024	81	$2,074	21	$625	71	$2,193
Boston	8	363	7	303	64	1,429	4	164
Dallas	98	2,714	56	1,325	29	856	42	1,392
Minneapolis	20	768	27	1,010	3	167	30	979
New York	171	4,389	13	564	2	106	14	954
Orlando	2	78	23	557	9	278	—	—
Washington, D.C.	12	525	9	479	3	136	95	4,719
Other	15	413	17	440	—	—	—	—
Total / Weighted Average (3)	394	$11,274	233	$6,752	131	$3,597	256	$10,401

(1)
Includes leases with an expiration date of June 30, 2020, comprised of approximately 149,000 square feet and expiring lease revenue of $3.3 million. No such adjustments are made to other periods presented.

(2)	Expiring Lease Revenue is calculated as expiring square footage multiplied by the gross rent per square foot of the tenant currently leasing the space.
(3)	Total expiring lease revenue in any given year will not tie to the expiring Annualized Lease Revenue presented on the Lease Expiration Schedule on the previous page as the Lease Expiration Schedule accounts for the revenue effects of newly signed leases. Reflected herein are expiring revenues based on in-place rental rates.

Piedmont Office Realty Trust, Inc.
Lease Expirations by Year
As of June 30, 2020
(in thousands)

	12/31/2020 (1)		12/31/2021			12/31/2022		12/31/2023		12/31/2024
Location	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)		Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)
Atlanta	149	$4,098	289	$8,519		379	$11,641	188	$6,216	253	$8,018
Boston	14	666	117	3,026		116	5,325	114	4,665	481	11,229
Dallas	155	4,039	229	7,346		532	16,115	448	15,556	214	7,546
Minneapolis	47	1,778	85	3,103		59	1,966	702	19,605	529	18,617
New York	184	4,953	343	17,023	(3)	96	2,788	21	1,172	187	7,210
Orlando	25	635	39	1,207		88	3,038	107	3,294	372	8,057
Washington, D.C.	21	1,003	112	5,515		23	1,219	69	3,364	174	8,584
Other	32	853	9	249		2	36	4	134	13	398
Total / Weighted Average (4)	627	$18,025	1,223	$45,988		1,295	$42,128	1,653	$54,006	2,223	$69,659

(1)
Includes leases with an expiration date of June 30, 2020, comprised of approximately 149,000 square feet and expiring lease revenue of $3.3 million. No such adjustments are made to other periods presented.

(2)	Expiring Lease Revenue is calculated as expiring square footage multiplied by the gross rent per square foot of the tenant currently leasing the space.
(3)	For presentation purposes in this schedule, the City of New York lease, which is currently in holdover, is assigned a lease expiration date of a year and a day beyond the period end date.
(4)
Total expiring lease revenue in any given year will not tie to the expiring Annualized Lease Revenue presented on the Lease Expiration Schedule on page 29 as the Lease Expiration Schedule accounts for the revenue effects of newly signed leases. Reflected herein are expiring revenues based on in-place rental rates.

Piedmont Office Realty Trust, Inc.
Capital Expenditures
For the quarter ended June 30, 2020
Unaudited (in thousands)

	For the Three Months Ended
	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019
Non-incremental
Building / construction / development	$3,244	$7,697	$6,726	$3,452	$1,004
Tenant improvements	2,601	8,530	10,327	5,692	6,869
Leasing costs	1,844	18,535	5,190	5,208	1,818
Total non-incremental	7,689	34,762	22,243	14,352	9,691
Incremental
Building / construction / development	12,639	13,833	7,722	10,147	7,453
Tenant improvements	2,088	1,789	27,952	5,096	1,625
Leasing costs	1,467	1,032	2,644	5,634	907
Total incremental	16,194	16,654	38,318	20,877	9,985
Total capital expenditures	$23,883	$51,416	$60,561	$35,229	$19,676

NOTE:	The information presented on this page is for all consolidated assets.

Piedmont Office Realty Trust, Inc.
Contractual Tenant Improvements and Leasing Commission

	Six Months Ended June 30, 2020		Three Months Ended June 30, 2020	For the Year Ended						2016 to 2020 (Weighted Average Total)
				2019		2018		2017	2016
Renewal Leases
Square feet	555,650		259,086	2,032,452		735,969		1,198,603	880,289	5,402,963
Tenant improvements per square foot per year of lease term (1)	$3.24		$2.50	$4.28		$4.15		$1.84	$1.35	$3.33
Leasing commissions per square foot per year of lease term	$1.82		$1.83	$1.63		$1.69		$1.12	$1.05	$1.48
Total per square foot per year of lease term	$5.06		$4.33	$5.91	(2)	$5.84	(3)	$2.96	$2.40	$4.81
New Leases
Square feet	132,311		11,986	697,880		864,113		855,069	1,065,630	3,615,003
Tenant improvements per square foot per year of lease term (1)	$5.06		$2.98	$4.07		$4.58		$4.73	$5.01	$4.64
Leasing commissions per square foot per year of lease term	$2.27		$1.90	$1.85		$1.73		$1.83	$1.86	$1.82
Total per square foot per year of lease term	$7.33	(4)	$4.88	$5.92		$6.31	(3)	$6.56	$6.87	$6.46
Total
Square feet	687,961		271,072	2,730,332		1,600,082		2,053,672	1,945,919	9,017,966
Tenant improvements per square foot per year of lease term (1)	$3.77		$2.55	$4.21		$4.46		$3.55	$3.70	$4.00
Leasing commissions per square foot per year of lease term	$1.95		$1.84	$1.70		$1.72		$1.54	$1.57	$1.66
Total per square foot per year of lease term	$5.72	(4)	$4.39	$5.91	(2)	$6.18	(3)	$5.09	$5.27	$5.66
Less Adjustment for Commitment Expirations (5)
Expired tenant improvements (not paid out) per square foot per year of lease term	-$0.44		-$0.47	-$0.05		-$0.54		-$0.44	-$0.16	-$0.27

Adjusted total per square foot per year of lease term	$5.28		$3.92	$5.86		$5.64		$4.65	$5.11	$5.39

NOTE:	This information is presented for our consolidated office assets only and excludes activity associated with storage and license spaces.
(1)	For leases under which a tenant may use, at its discretion, a portion of its tenant improvement allowance for expenses other than those related to improvements to its space, an assumption is made that the tenant elects to use any such portion of its tenant improvement allowance for improvements to its space prior to the commencement of its lease, unless the Company is notified otherwise by the tenant. This assumption is made based upon historical usage patterns of tenant improvement allowances by the Company's tenants.
(2)	During 2019, we completed three large lease renewals with significant capital commitments: VMware at 1155 Perimeter Center West in Atlanta, GA, Siemens at Crescent Ridge II in Minnetonka, MN, and the State of New York at 60 Broad Street in New York, NY. If the costs associated with these leases were to be removed from the average committed capital cost calculation, the average committed capital cost per square foot per year of lease term for renewal leases and total leases completed during the twelve months ended December 31, 2019 would be $3.41 and $5.04, respectively.
(3)	During 2018, we completed two large leasing transactions in the Houston, TX market with large capital commitments: a 254,000 square foot lease renewal and expansion with Schlumberger Technology Corporation at 1430 Enclave Parkway and a 301,000 square foot, full-building lease with Transocean Offshore Deepwater Drilling at Enclave Place. If the costs associated with those leases were to be removed from the average committed capital cost calculation, the average committed capital cost per square foot per year of lease term for renewal leases, new leases and total leases completed during the twelve months ended December 31, 2018 would be $5.27, $6.02, and $5.70, respectively.
(4)	During 2020, we completed four new leasing transactions (amounting to 41,000 square feet in total) in the Washington, DC market with large capital commitments. If the costs associated with those leases were to be removed from the average committed capital cost calculation, the average committed capital cost per square foot per year of lease term for new leases and total leases completed during the six months ended June 30, 2020 would be $5.72 and $5.19, respectively.
(5)	The Company has historically reported the maximum amount of capital to which it committed in leasing transactions as of the signing of the leases with no subsequent updates for variations and/or changes in tenants' uses of tenant improvement allowances. Many times, tenants do not fully use the allowances provided in their leases or let portions of their tenant improvement allowances expire. In an effort to provide additional clarity on the actual costs of completed leasing transactions, tenant improvement allowances that expired or became no longer available to tenants are disclosed in this section and are deducted from the capital commitments per square foot of leased space in the periods in which they expired in an effort to provide a better estimation of leasing transaction costs over time.

Piedmont Office Realty Trust, Inc.
Geographic Diversification
As of June 30, 2020
($ and square footage in thousands)

Location	Number of Properties	Annualized Lease Revenue	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Leased Square Footage	Percent Leased (%)
Dallas	13	$104,221	19.3	3,550	20.7	3,141	88.5
Atlanta	9	91,586	17.0	3,387	19.7	2,972	87.7
New York	4	71,659	13.3	1,770	10.3	1,690	95.5
Washington, D.C.	6	68,275	12.7	1,619	9.4	1,286	79.4
Minneapolis	6	66,362	12.3	2,104	12.3	1,978	94.0
Boston	10	59,413	11.0	1,882	11.0	1,755	93.3
Orlando	6	53,898	10.0	1,754	10.2	1,635	93.2
Other	3	23,589	4.4	1,098	6.4	758	69.0
Total / Weighted Average	57	$539,003	100.0	17,164	100.0	15,215	88.6

Piedmont Office Realty Trust, Inc.
Geographic Diversification by Location Type
As of June 30, 2020
(square footage in thousands)

		CBD				URBAN INFILL / SUBURBAN				TOTAL
Location	State	Number of Properties	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Number of Properties	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Number of Properties	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)
Dallas	TX	—	—	—	—	13	19.3	3,550	20.7	13	19.3	3,550	20.7
Atlanta	GA	—	—	—	—	9	17.0	3,387	19.7	9	17.0	3,387	19.7
New York	NY, NJ	1	9.4	1,031	6.0	3	3.9	739	4.3	4	13.3	1,770	10.3
Washington, D.C.	DC, VA	3	5.1	721	4.2	3	7.6	898	5.2	6	12.7	1,619	9.4
Minneapolis	MN	1	6.5	937	5.5	5	5.8	1,167	6.8	6	12.3	2,104	12.3
Boston	MA	—	—	—	—	10	11.0	1,882	11.0	10	11.0	1,882	11.0
Orlando	FL	4	8.3	1,445	8.4	2	1.7	309	1.8	6	10.0	1,754	10.2
Other		—	—	—	—	3	4.4	1,098	6.4	3	4.4	1,098	6.4
Total / Weighted Average		9	29.3	4,134	24.1	48	70.7	13,030	75.9	57	100.0	17,164	100.0

Piedmont Office Realty Trust, Inc.
Industry Diversification
As of June 30, 2020
($ and square footage in thousands)

				Percentage of
	Number of	Percentage of Total	Annualized Lease	Annualized Lease	Leased Square	Percentage of Leased
Industry	Tenants	Tenants (%)	Revenue	Revenue (%)	Footage	Square Footage (%)
Business Services	100	13.3	$84,188	15.6	2,458	16.2
Engineering, Accounting, Research, Management & Related Services	111	14.7	65,975	12.2	1,798	11.8
Governmental Entity	6	0.8	46,004	8.5	929	6.1
Depository Institutions	17	2.3	37,259	6.9	1,036	6.8
Legal Services	71	9.4	29,382	5.5	859	5.6
Real Estate	41	5.4	25,504	4.7	757	5.0
Security & Commodity Brokers, Dealers, Exchanges & Services	51	6.8	21,746	4.0	639	4.2
Miscellaneous Retail	11	1.5	21,452	4.0	592	3.9
Oil and Gas Extraction	5	0.7	18,291	3.4	564	3.7
Holding and Other Investment Offices	28	3.7	14,668	2.7	419	2.8
Health Services	22	2.9	13,931	2.6	378	2.5
Communications	48	6.4	13,721	2.5	358	2.4
Measuring, Analyzing, And Controlling Instruments; Medical and Other Goods	7	0.9	13,181	2.4	607	4.0
Automotive Repair, Services & Parking	6	0.8	11,724	2.2	4	—
Educational Services	6	0.8	11,200	2.1	205	1.3
Other	223	29.6	110,777	20.7	3,612	23.7
Total	753	100.0	$539,003	100.0	15,215	100.0

NOTE:	The Company's coworking sector exposure is presented within the Real Estate industry line above. As of June 30, 2020, coworking contributes approximately 2.5% to Annualized Lease Revenue.

Piedmont Office Realty Trust, Inc.
Property Investment Activity
As of June 30, 2020
($ and square footage in thousands)

Acquisitions Over Previous Eighteen Months

Property	Market / Submarket	Acquisition Date	Percent Ownership (%)	Year Built	Purchase Price	Rentable Square Footage	Percent Leased at Acquisition (%)
Galleria 100	Atlanta / Northwest	5/6/2019	100	1982	$91,624	414	91
Galleria Atlanta Land	Atlanta / Northwest	5/6/2019	100	NA	3,500	NA	NA
Galleria 400	Atlanta / Northwest	8/23/2019	100	1999	116,633	430	94
Galleria 600	Atlanta / Northwest	8/23/2019	100	2002	95,769	434	73
Galleria Atlanta Land	Atlanta / Northwest	8/23/2019	100	NA	18,800	NA	NA
One Galleria Tower	Dallas / Lower North Tollway	2/12/2020	100	1982	123,223	470	92
Two Galleria Tower	Dallas / Lower North Tollway	2/12/2020	100	1985	124,592	434	99
Three Galleria Tower	Dallas / Lower North Tollway	2/12/2020	100	1991	144,343	531	95
Galleria Dallas Land	Dallas / Lower North Tollway	2/12/2020	100	NA	4,000	NA	NA
Total / Weighted Average					$722,484	2,713	91

Dispositions Over Previous Eighteen Months

Property	Market / Submarket	Disposition Date	Percent Ownership (%)	Year Built	Sale Price	Rentable Square Footage	Percent Leased at Disposition (%)
One Independence Square	Washington, DC / Southwest	2/28/2019	100	1991	$170,000	334	94
The Dupree	Atlanta / Northwest	9/4/2019	100	1997	12,650	138	35
500 West Monroe Street	Chicago / West Loop	10/28/2019	100	1991	412,000	967	100
1901 Market Street	Philadelphia / Market Street West	6/25/2020	100	1987	360,000	801	100
Total / Weighted Average					$954,650	2,240	95

Piedmont Office Realty Trust, Inc.
Other Investments
As of June 30, 2020
($ and square footage in thousands)

Developable Land Parcels

Property	Market / Submarket	Adjacent Piedmont Property	Acres	Real Estate Book Value
Gavitello	Atlanta / Buckhead	The Medici	2.0	$2,647
Glenridge Highlands Three	Atlanta / Central Perimeter	Glenridge Highlands One and Two	3.0	2,015
Galleria Atlanta	Atlanta / Northwest	Galleria 100, 200, 300, 400 and 600	11.7	21,700
State Highway 161	Dallas / Las Colinas	Las Colinas Corporate Center I and II, 161 Corporate Center	4.5	3,320
Royal Lane	Dallas / Las Colinas	6011, 6021 and 6031 Connection Drive	10.6	2,834
John Carpenter Freeway	Dallas / Las Colinas	750 West John Carpenter Freeway	3.5	1,000
Galleria Dallas	Dallas / Lower North Tollway	One Galleria Tower, Two Galleria Tower, Three Galleria Tower	1.9	4,006
TownPark	Orlando / Lake Mary	400 and 500 TownPark	18.9	7,454
Total			56.1	$44,976

Piedmont Office Realty Trust, Inc.
Supplemental Definitions

Included below are definitions of various terms used throughout this supplemental report, including definitions of certain non-GAAP financial measures and the reasons why the Company’s management believes these measures provide useful information to investors about the Company’s financial condition and results of operations. Reconciliations of any non-GAAP financial measures defined below are included beginning on page 41.

Adjusted Funds From Operations ("AFFO"): The Company calculates AFFO by starting with Core FFO and adjusting for non-incremental capital expenditures and acquisition-related costs (that are not capitalized) and then adding back non-cash items including: non-real estate depreciation, straight-lined rents and fair value lease adjustments, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments. Other REITs may not define AFFO in the same manner as the Company; therefore, the Company’s computation of AFFO may not be comparable to that of other REITs.

Annualized Lease Revenue ("ALR"): ALR is calculated by multiplying (i) rental payments (defined as base rent plus operating expense reimbursements, if payable by the tenant on a monthly basis under the terms of a lease that has been executed, but excluding a) rental abatements and b) rental payments related to executed but not commenced leases for space that was covered by an existing lease), by (ii) 12. In instances in which contractual rents or operating expense reimbursements are collected on an annual, semi-annual, or quarterly basis, such amounts are multiplied by a factor of 1, 2, or 4, respectively, to calculate the annualized figure. For leases that have been executed but not commenced relating to un-leased space, ALR is calculated by multiplying (i) the monthly base rental payment (excluding abatements) plus any operating expense reimbursements for the initial month of the lease term, by (ii) 12. Unless stated otherwise, this measure excludes revenues associated with development properties and properties taken out of service for redevelopment, if any.

Core EBITDA: The Company calculates Core EBITDA as net income (computed in accordance with GAAP) before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property and other significant infrequent items that create volatility within our earnings and make it difficult to determine the earnings generated by our core ongoing business. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core EBITDA is helpful to investors as a supplemental performance measure because it provides a metric for understanding the performance of the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization), as well as items that are not part of normal day-to-day operations of the Company’s business. Other REITs may not define Core EBITDA in the same manner as the Company; therefore, the Company’s computation of Core EBITDA may not be comparable to that of other REITs.

Core Funds From Operations ("Core FFO"): The Company calculates Core FFO by starting with FFO, as defined by NAREIT, and adjusting for gains or losses on the extinguishment of swaps and/or debt, acquisition-related expenses (that are not capitalized) and any significant non-recurring items. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to the Company’s core business operations. As a result, the Company believes that Core FFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential. Other REITs may not define Core FFO in the same manner as the Company; therefore, the Company’s computation of Core FFO may not be comparable to that of other REITs.

EBITDA: EBITDA is defined as net income before interest, taxes, depreciation and amortization.
EBITDAre: The Company calculates EBITDAre in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines EBITDAre as net income (computed in accordance with GAAP) adjusted for gains or losses from sales of property, impairment losses, depreciation on real estate assets, amortization on real estate assets, interest expense and taxes, along with the same adjustments for unconsolidated partnerships and joint ventures. Some of the adjustments mentioned can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. EBITDAre is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that EBITDAre is helpful to investors as a supplemental performance measure because it provides a metric for understanding the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization) and capitalization and capital structure expenses (such as interest expense and taxes). The Company also believes that EBITDAre can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define EBITDAre in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of EBITDAre may not be comparable to that of such other REITs.

Funds From Operations ("FFO"): The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property and impairment losses, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that FFO is helpful to investors as a supplemental performance measure because it excludes the effects of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. The Company also believes that FFO can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of FFO may not be comparable to that of such other REITs.

Gross Assets: Gross Assets is defined as total assets with the add-back of accumulated depreciation and accumulated amortization related to real estate assets and accumulated amortization related to deferred lease costs.

Gross Real Estate Assets: Gross Real Estate Assets is defined as total real estate assets with the add-back of accumulated depreciation and accumulated amortization related to real estate assets.
Incremental Capital Expenditures: Incremental Capital Expenditures are defined as capital expenditures of a non-recurring nature that incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives ("Leasing Costs") incurred to lease space that was vacant at acquisition, Leasing Costs for spaces vacant for greater than one year, Leasing Costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building, renovations that change the underlying classification of a building, and deferred building maintenance capital identified at and completed shortly after acquisition are included in this measure.

Non-Incremental Capital Expenditures: Non-Incremental Capital Expenditures are defined as capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. We exclude first generation tenant improvements and leasing commissions from this measure, in addition to other capital expenditures that qualify as Incremental Capital Expenditures, as defined above.

Property Net Operating Income ("Property NOI"): The Company calculates Property NOI by starting with Core EBITDA and adjusting for general and administrative expense, income associated with property management performed by Piedmont for other organizations and other income or expense items for the Company, such as interest income from loan investments or costs from the pursuit of non-consummated transactions. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Property NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Property NOI is helpful to investors as a supplemental comparative performance measure of income generated by its properties alone without the administrative overhead of the Company. Other REITs may not define Property NOI in the same manner as the Company; therefore, the Company’s computation of Property NOI may not be comparable to that of other REITs.

Same Store Net Operating Income ("Same Store NOI"): The Company calculates Same Store NOI as Property NOI attributable to the properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store NOI also excludes amounts attributable to land assets. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other REITs may not define Same Store NOI in the same manner as the Company; therefore, the Company’s computation of Same Store NOI may not be comparable to that of other REITs.

Same Store Properties: Same Store Properties is defined as those properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store Properties excludes land assets.

Piedmont Office Realty Trust, Inc.
Research Coverage

Equity Research Coverage

Daniel Ismail	Anthony Paolone, CFA	David Rodgers, CFA	Michael Lewis, CFA
Green Street Advisors	JP Morgan	Robert W. Baird & Co.	SunTrust Robinson Humphrey
100 Bayview Circle, Suite 400	383 Madison Avenue	200 Public Square	711 Fifth Avenue, 4th Floor
Newport Beach, CA 92660	32nd Floor	Suite 1650	New York, NY 10022
Phone: (949) 640-8780	New York, NY 10179	Cleveland, OH 44139	Phone: (212) 319-5659
	Phone: (212) 622-6682	Phone: (216) 737-7341

Fixed Income Research Coverage

Mark S. Streeter, CFA
JP Morgan
383 Madison Avenue
3rd Floor
New York, NY 10179
Phone: (212) 834-5086

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations, and Adjusted Funds From Operations Reconciliations
Unaudited (in thousands)

	Three Months Ended					Six Months Ended
	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019	6/30/2020	6/30/2019

GAAP net income applicable to common stock	$192,427	$8,709	$162,478	$8,422	$8,153	$201,136	$58,361
Depreciation (1) (2)	26,873	27,551	25,765	26,909	26,128	54,424	52,437
Amortization (1)	24,336	23,618	20,988	19,491	18,446	47,954	36,131
Impairment loss (1)	—	—	7,000	1,953	—	—	—
Loss / (gain) on sale of properties (1)	(191,369)	(3)	(157,640)	(32)	(1,451)	(191,372)	(39,338)
NAREIT funds from operations applicable to common stock	52,267	59,875	58,591	56,743	51,276	112,142	107,591
Adjustments:
Retirement and separation expenses associated with senior management transition	—	—	—	—	3,175	—	3,175
Loss / (gain) on extinguishment of debt	9,336	—	—	—	—	9,336	—
Core funds from operations applicable to common stock	61,603	59,875	58,591	56,743	54,451	121,478	110,766
Adjustments:
Amortization of debt issuance costs, fair market adjustments on notes payable, and discount on senior notes	672	577	527	526	525	1,249	1,048
Depreciation of non real estate assets	319	325	238	214	212	644	420
Straight-line effects of lease revenue (1)	(7,278)	(6,785)	(2,974)	(1,531)	(3,223)	(14,063)	(5,906)
Stock-based compensation adjustments	645	2,300	3,081	(3,015)	2,184	2,945	4,964
Amortization of lease-related intangibles (1)	(3,304)	(2,973)	(2,314)	(1,923)	(2,088)	(6,277)	(4,086)
Non-incremental capital expenditures	(7,689)	(34,762)	(22,243)	(14,352)	(9,691)	(42,451)	(13,058)
Adjusted funds from operations applicable to common stock	$44,968	$18,557	$34,906	$36,662	$42,370	$63,525	$94,148

(1)	Includes our proportionate share of amounts attributable to consolidated properties.
(2)	Excludes depreciation of non real estate assets.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Cash Basis)
Unaudited (in thousands)

	Three Months Ended					Six Months Ended
	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019	6/30/2020	6/30/2019

Net income attributable to Piedmont	$192,427	$8,709	$162,478	$8,422	$8,153	$201,136	$58,361
Net income / (loss) attributable to noncontrolling interest	(1)	2	(2)	(3)	(1)	1	—
Interest expense	13,953	15,264	14,844	16,145	15,112	29,217	30,605
Depreciation	27,192	27,877	26,003	27,124	26,340	55,069	52,858
Amortization	24,336	23,618	20,988	19,491	18,446	47,954	36,131
Impairment loss	—	—	7,000	1,953	—	—	—
Loss / (gain) on sale of properties	(191,369)	(3)	(157,640)	(32)	(1,451)	(191,372)	(39,338)
EBITDAre	66,538	75,467	73,671	73,100	66,599	142,005	138,617
Retirement and separation expenses associated with senior management transition	—	—	—	—	3,175	—	3,175
(Gain) / loss on extinguishment of debt	9,336	—	—	—	—	9,336	—
Core EBITDA	75,874	75,467	73,671	73,100	69,774	151,341	141,792
General & administrative expenses	5,937	8,643	8,159	7,950	9,244	14,580	18,611
Non-cash general reserve for uncollectible accounts	4,865	—	—	—	—	4,865	—
Management fee revenue	(282)	(395)	(292)	(203)	(201)	(677)	(2,023)
Other (income) / expense	(134)	67	(64)	(47)	(56)	(67)	(118)
Straight-line effects of lease revenue	(7,278)	(6,785)	(2,974)	(1,531)	(3,223)	(14,063)	(5,906)
Amortization of lease-related intangibles	(3,304)	(2,973)	(2,314)	(1,923)	(2,088)	(6,277)	(4,086)
Property net operating income (cash basis)	75,678	74,024	76,186	77,346	73,450	149,702	148,270
Deduct net operating (income) / loss from:
Acquisitions	(10,109)	(8,105)	(4,538)	(2,771)	(921)	(18,214)	(920)
Dispositions	(4,384)	(4,595)	(6,792)	(11,800)	(12,320)	(8,979)	(27,177)
Other investments	(224)	(82)	(23)	(896)	(246)	(306)	(285)
Same store net operating income (cash basis)	$60,961	$61,242	$64,833	$61,879	$59,963	$122,203	$119,888

Piedmont Office Realty Trust, Inc.
Property Detail - In-Service Portfolio (1)
As of June 30, 2020
(in thousands)

Property	City	State	Percent Ownership	Year Built / Major Refurbishment	Rentable Square Footage Owned	Leased Percentage	Commenced Leased Percentage	Economic Leased Percentage (2)

Atlanta
Glenridge Highlands One	Atlanta	GA	100.0%	1998	288	93.4%	93.4%	85.8%
Glenridge Highlands Two	Atlanta	GA	100.0%	2000	424	97.9%	97.9%	97.9%
1155 Perimeter Center West	Atlanta	GA	100.0%	2000	377	79.8%	79.8%	79.8%
Galleria 100	Atlanta	GA	100.0%	1982	414	88.6%	86.5%	83.6%
Galleria 200	Atlanta	GA	100.0%	1984	432	79.6%	79.4%	79.4%
Galleria 300	Atlanta	GA	100.0%	1987	432	97.9%	97.9%	80.1%
Galleria 400	Atlanta	GA	100.0%	1999	430	91.2%	91.2%	77.0%
Galleria 600	Atlanta	GA	100.0%	2002	434	72.4%	72.4%	68.2%
The Medici	Atlanta	GA	100.0%	2008	156	94.2%	92.9%	92.9%
Metropolitan Area Subtotal / Weighted Average					3,387	87.7%	87.4%	81.8%
Boston
1414 Massachusetts Avenue	Cambridge	MA	100.0%	1873 / 1956	78	100.0%	100.0%	100.0%
One Brattle Square	Cambridge	MA	100.0%	1991	96	99.0%	99.0%	97.9%
One Wayside Road	Burlington	MA	100.0%	1997	201	100.0%	100.0%	100.0%
5 & 15 Wayside Road	Burlington	MA	100.0%	1999 & 2001	272	86.4%	86.4%	86.4%
5 Wall Street	Burlington	MA	100.0%	2008	182	100.0%	100.0%	100.0%
25 Burlington Mall Road	Burlington	MA	100.0%	1987	288	74.7%	74.7%	74.0%
225 Presidential Way	Woburn	MA	100.0%	2001	202	100.0%	100.0%	100.0%
235 Presidential Way	Woburn	MA	100.0%	2000	238	100.0%	100.0%	100.0%
80 Central Street	Boxborough	MA	100.0%	1988	150	89.3%	89.3%	89.3%
90 Central Street	Boxborough	MA	100.0%	2001	175	100.0%	100.0%	72.0%
Metropolitan Area Subtotal / Weighted Average					1,882	93.3%	93.3%	90.5%
Dallas
161 Corporate Center	Irving	TX	100.0%	1998	105	80.0%	80.0%	80.0%
750 West John Carpenter Freeway	Irving	TX	100.0%	1999	316	91.5%	87.7%	87.7%
6011 Connection Drive	Irving	TX	100.0%	1999	152	100.0%	100.0%	100.0%
6021 Connection Drive	Irving	TX	100.0%	2000	222	100.0%	100.0%	100.0%
6031 Connection Drive	Irving	TX	100.0%	1999	233	51.5%	39.5%	39.5%
6565 North MacArthur Boulevard	Irving	TX	100.0%	1998	260	71.9%	71.9%	68.1%
Las Colinas Corporate Center I	Irving	TX	100.0%	1998	159	95.0%	95.0%	95.0%
Las Colinas Corporate Center II	Irving	TX	100.0%	1998	228	84.2%	82.0%	61.8%
One Lincoln Park	Dallas	TX	100.0%	1999	262	87.4%	86.3%	80.9%
Park Place on Turtle Creek	Dallas	TX	100.0%	1986	178	87.1%	83.7%	78.7%
One Galleria Tower	Dallas	TX	100.0%	1982	470	90.2%	72.8%	72.8%
Two Galleria Tower	Dallas	TX	100.0%	1985	434	99.5%	94.9%	91.2%
Three Galleria Tower	Dallas	TX	100.0%	1991	531	94.9%	94.9%	77.2%
Metropolitan Area Subtotal / Weighted Average					3,550	88.5%	84.1%	78.8%

Property	City	State	Percent Ownership	Year Built / Major Refurbishment	Rentable Square Footage Owned	Leased Percentage	Commenced Leased Percentage	Economic Leased Percentage (2)
Minneapolis
US Bancorp Center	Minneapolis	MN	100.0%	2000	937	95.5%	95.5%	95.5%
Crescent Ridge II	Minnetonka	MN	100.0%	2000	301	83.4%	82.4%	81.1%
Norman Pointe I	Bloomington	MN	100.0%	2000	214	85.0%	85.0%	69.2%
9320 Excelsior Boulevard	Hopkins	MN	100.0%	2010	268	100.0%	100.0%	100.0%
One Meridian Crossings	Richfield	MN	100.0%	1997	195	100.0%	100.0%	100.0%
Two Meridian Crossings	Richfield	MN	100.0%	1998	189	98.9%	98.9%	96.8%
Metropolitan Area Subtotal / Weighted Average					2,104	94.0%	93.9%	91.9%
New York
60 Broad Street	New York	NY	100.0%	1962	1,031	95.0%	91.1%	81.3%
200 Bridgewater Crossing	Bridgewater	NJ	100.0%	2002	309	90.9%	90.9%	90.9%
400 Bridgewater Crossing	Bridgewater	NJ	100.0%	2002	305	100.0%	100.0%	100.0%
600 Corporate Drive	Lebanon	NJ	100.0%	2005	125	100.0%	100.0%	100.0%
Metropolitan Area Subtotal / Weighted Average					1,770	95.5%	93.2%	87.5%
Orlando
400 TownPark	Lake Mary	FL	100.0%	2008	175	94.3%	94.3%	94.3%
500 TownPark	Lake Mary	FL	100.0%	2016	134	100.0%	100.0%	100.0%
200 South Orange Avenue	Orlando	FL	100.0%	1988	646	88.4%	75.7%	75.5%
501 West Church Street	Orlando	FL	100.0%	2003	182	100.0%	100.0%	100.0%
CNL Center I	Orlando	FL	99.0%	1999	347	90.8%	90.8%	89.3%
CNL Center II	Orlando	FL	99.0%	2006	270	99.3%	99.3%	99.3%
Metropolitan Area Subtotal / Weighted Average					1,754	93.2%	88.5%	88.2%
Washington, D.C.
400 Virginia Avenue	Washington	DC	100.0%	1985	225	68.9%	64.4%	61.8%
1201 Eye Street	Washington	DC	98.6% (3)	2001	271	51.3%	51.3%	50.9%
1225 Eye Street	Washington	DC	98.1% (3)	1986	225	89.3%	89.3%	88.4%
3100 Clarendon Boulevard	Arlington	VA	100.0%	1987 / 2015	261	76.2%	66.3%	61.7%
4250 North Fairfax Drive	Arlington	VA	100.0%	1998	308	98.1%	98.1%	85.7%
Arlington Gateway	Arlington	VA	100.0%	2005	329	88.1%	86.3%	83.6%
Metropolitan Area Subtotal / Weighted Average					1,619	79.4%	76.8%	72.6%
Other
1430 Enclave Parkway	Houston	TX	100.0%	1994	313	82.7%	82.7%	82.7%
Enclave Place	Houston	TX	100.0%	2015	301	100.0%	100.0%	—%
Two Pierce Place	Itasca	IL	100.0%	1991	484	40.9%	38.2%	37.8%
Subtotal/Weighted Average					1,098	69.0%	67.9%	40.3%

Grand Total					17,164	88.6%	86.6%	81.1%

NOTE:	The Company has provided disaggregated financial and operational data for informational purposes for readers; however, regardless of the presentation approach used, we continue to evaluate and utilize our consolidated financial results in making operating decisions, allocating resources, and assessing our performance.
(1)	This schedule includes information for Piedmont's in-service portfolio of properties only. Information on investments excluded from this schedule can be found on page 38.
(2)	Economic leased percentage excludes the square footage associated with executed but not commenced leases for currently vacant spaces and the square footage associated with tenants receiving rental abatements (after proportional adjustments for tenants receiving only partial rental abatements).
(3)	Although Piedmont owns 98.6% of 1201 Eye Street and 98.1% of 1225 Eye Street, it is entitled to 100% of the cash flows for each asset pursuant to the terms of each property ownership entity's joint venture agreement.

Piedmont Office Realty Trust, Inc.
COVID-19 Update

Early in 2020, the World Health Organization declared the novel coronavirus (COVID-19) outbreak a pandemic. Some degree of reopening of the economy has begun in each of the markets in which Piedmont's buildings are located. Presented below are key business updates and information for our constituents as relates to Piedmont's capitalization, the impact of COVID-19 on our business, and our response to issues related to the pandemic.

Corporate Update

Our Focus Our highest priority has been, and always will be, protecting the well-being of our tenants, contractors and employees. We are committed to promoting a safe and healthy environment.
Ongoing Tenant Construction

We have only two redevelopment projects (less than $40 million in total) and one material tenant improvement obligation which we anticipate will experience some delays but will not significantly impact completion.

Portfolio Status

Each of our assets is open for business and serving the needs of our tenants. We are following all governmental guidelines and strictly adhering to all recommended Centers for Disease Control health and wellness protocols.

Liquidity Position

We have ample liquidity and capital available to meet all corporate financial obligations, including the servicing of our debt, as well as meet all debt covenants with significant positive margins. We have full availability on our $500 million line of credit.

Rental Revenues

With a majority of our tenants being of investment grade quality, we have collected approximately 99% of the rents that were due for April, May and June, along with approximately 98% of rents that were due for July, based on contractual lease terms. All of our top 20 tenants are current on their rental payment obligations.

We have low lease expirations in 2020 totaling approximately 3.3% (excluding the New York City lease expiration). Retail and co-working tenants total only approximately 3% of our budgeted 2020 revenues.

Strong Balance Sheet

We have no planned or pending acquisitions and no ground-up development projects underway. As of June 30, 2020, our debt to gross assets ratio was 34% and our normalized debt to EBITDA margin was 5.6 x (1). We have only one encumbered property within our portfolio. We are rated BBB by Standard & Poor’s and Baa2 by Moody’s.

Rental Relief

We are partnering with certain tenants whose businesses have been impacted by COVID-19. We review each request carefully and have accommodated a limited number of requests. Out of approximately 1,000 leases, we have entered into approximately 50 rent relief agreements.
Debt Profile We have no debt maturities until late 2021. We have 56 unencumbered properties, representing approximately 99% of our Annualized Lease Revenue.

(1)
The average net debt to Core EBITDA ratio temporarily increased in early 2020 with the purchase of Dallas Galleria Office Towers using debt which was subsequently repaid with the sale of 1901 Market Street in Philadelphia, PA. The sale of 1901 Market Street did not close until late June 2020. Because our reported average net debt to Core EBITDA calculation is time-weighted, the positive effects of the sale of 1901 Market Street on this metric primarily due to the related reduction in outstanding debt are only marginally reflected in the measure for the period ended June 30, 2020. In order to disclose the anticipated effect of the sale of the asset on the metric for a full quarter, we calculated a normalized average net debt to Core EBITDA ratio. This normalized calculation starts with the Company's reported average net debt to Core EBITDA for the second quarter of 2020 and incorporates pro forma adjustments: 1) to remove the Core EBITDA contribution from 1901 Market Street to the Company's quarterly Core EBITDA and 2) to include the debt reductions related to the asset sale as if they occurred on April 1, 2020. The reduction to Core EBITDA for the second quarter of 2020 was $5,317,000 and the reduction to average net debt was $285,088,000.

Piedmont Office Realty Trust, Inc.
COVID-19 Update

Property Operations Update

As with most other businesses, our top priority is to protect our customers, vendors and employees. Piedmont is coordinating with tenants and contractors to continue the implementation and refinement of our new operational procedures, cleaning standards and health protocols at our buildings to protect the safety and well-being of those working onsite. We are committed to adapting our business and engineering solutions to meet our customers’ challenges in a reliable and safe manner.

Communication and Collaboration
●	Published “Returning to Work Tenant Guide”, outlining building-specific information on operational changes such as elevator spacing, common area regulations, janitorial schedules and security protocols, among others
●	Implemented comprehensive signage program providing wayfinding assistance and emphasizing preventative measures as recommended by the Center for Disease Control (hand washing, distancing, no gathering, etc.)
●	Sharing best practices for workplace modifications and common area protections such as staggered working hours, assigned seating and conference room attendance levels

Health and Wellness
●	Hand sanitizing dispensers installed throughout our properties, parking garages and amenity areas
●	Janitorial staffs applying EPA-registered disinfectants to avoid the spread of pathogens; increase in cleaning for common areas and paths of travel to a level that is consistent with standards for a clinical waiting room/common area
●	All vendors and Piedmont personnel are required to wear masks throughout all common areas
●	We request that all tenants and guests wear masks throughout all common areas
●	Substantially all Piedmont restrooms utilize touchless features / equipment; those which do not are in the process of replacement

Monitoring the Environment
●	Elevated cleaning and security protocols to ensure a safe and healthy environment
●	Increased fresh air ventilation during operating hours along with extended HVAC run times, exceeding industry standards for air quality
●	Adjusted plumbing systems to conserve water usage

Piedmont Office Realty Trust, Inc.
Supplemental Operating & Financial Data
Risks, Uncertainties and Limitations

Certain statements contained in this supplemental package constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” "estimate," “believe,” “continue” or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this supplemental package include the estimated financial impacts associated with the COVID-19 pandemic, expected future capital expenditures, and potential future acquisition and disposition activity.
The following are some of the factors that could cause our actual results and expectations to differ materially from those described in our forward-looking statements: actual or threatened public health epidemics or outbreaks, such as the novel coronavirus (COVID-19) pandemic that the world is currently experiencing, and governmental and private measures taken to combat such health crises, which may affect our personnel, tenants, and the costs of operating our assets; economic, regulatory, socio-economic changes, and/or technology changes (including accounting standards) that impact the real estate market generally, or that could affect patterns of use of commercial office space; the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions affecting the office sector in general and specifically the seven markets in which we primarily operate where we have high concentrations of our annualized lease revenue; lease terminations, lease defaults, or changes in the financial condition of our tenants, particularly by one of our large lead tenants; adverse market and economic conditions, including any resulting impairment charges on both our long-lived assets or goodwill resulting therefrom; the success of our real estate strategies and investment objectives, including our ability to identify and consummate suitable acquisitions and divestitures; the illiquidity of real estate investments, including regulatory restrictions to which REITs are subject and the resulting impediment on our ability to quickly respond to adverse changes in the performance of our properties; the risks and uncertainties associated with our acquisition and disposition of properties, many of which risks and uncertainties may not be known at the time of acquisition or disposition; development and construction delays and resultant increased costs and risks; our real estate development strategies may not be successful; future acts of terrorism or armed hostilities in any of the major metropolitan areas in which we own properties, or future cybersecurity attacks against us or any of our tenants; costs of complying with governmental laws and regulations; additional risks and costs associated with directly managing properties occupied by government tenants, including an increased risk of default by government tenants during periods in which state or federal governments are shut down or on furlough; significant price and volume fluctuations in the public markets, including on the exchange which we listed our common stock; changes in the method pursuant to which the LIBOR rates are determined and the potential phasing out of LIBOR after 2021; the effect of future offerings of debt or equity securities or changes in market interest rates on the value of our common stock; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of our governmental tenants; changes in the financial condition of our tenants directly or indirectly resulting from geopolitical developments that could negatively affect international trade, including the uncertainty surrounding the United Kingdom’s withdrawal from the European Union, the termination or threatened termination of existing international trade agreements, or the implementation of tariffs or retaliatory tariffs on imported or exported goods; the effect of any litigation to which we are, or may become, subject; additional risks and costs associated with owning properties occupied by co-working tenants, including risks of default during start-up and during economic downturns; changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code of 1986 or otherwise adversely affect our stockholders; the future effectiveness of our internal controls and procedures; and other factors, including the risk factors discussed under Item 1A. of Piedmont’s most recent Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this supplemental report. We cannot guarantee the accuracy of any such forward-looking statements contained in this supplemental report, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.